UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FIRST INTERSTATE BANCSYSTEM, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FIRST INTERSTATE BANCSYSTEM, INC.

401 North 31st Street

P.O. Box 30918

Billings, Montana 59116-0918

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Wednesday, May 23, 2012

at 4:00 p.m., Mountain Daylight Time

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of First Interstate BancSystem, Inc. will be held at First Interstate Bank, Operations Center, 1800 Sixth Avenue North, Billings, Montana, on Wednesday, May 23, 2012, at 4:00 p.m., Mountain Daylight Time, for the following purposes:

1.	To elect six directors to serve three-year terms, or until their respective successors have been elected and appointed;

2.	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2012;

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record as of the close of business on March 16, 2012 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, we urge you to vote. Registered holders may vote:

•	By internet - access http://www.voteproxy.com and follow the on-screen instructions;

•	By telephone - call 1-800-PROXIES in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions;

•	By mail - sign, date and mail your proxy card in the envelope provided as soon as possible; or,

•	In person - vote your shares in person by attending the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ THOMAS W. SCOTT
Thomas W. Scott
Chairman of the Board of Directors

Billings, Montana

March 30, 2012

PROXY STATEMENT

FOR

THE ANNUAL MEETING OF SHAREHOLDERS

OF

FIRST INTERSTATE BANCSYSTEM, INC.

Solicitation Information

This proxy statement, the accompanying proxy card and the annual report on Form 10-K are being made available to our shareholders on the Internet at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=40016 on or about March 30, 2012. Our board of directors, or the Board, is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 23, 2012. The Board is soliciting your proxy to give all shareholders the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.

We are pleased to take advantage of the Securities and Exchange Commission, or SEC, e-proxy rules that allow companies to post their proxy materials on the internet. We will be able to provide our shareholders with the information they need while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies. As permitted by the SEC rules, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our shareholders on or about March 31, 2012. All shareholders will have the ability to access the proxy materials on the website referred to above and in the Notice. Shareholders will also have the ability to request a printed set of the proxy materials. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice. Instructions on how to vote your shares and how to download a proxy card for voting at the annual meeting will also be contained in the Notice.

When we refer to the “Company,” “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this proxy statement, we mean First Interstate Bank, our bank subsidiary.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.

Why did I receive more than one proxy card?

While we have attempted to consolidate your holdings onto one proxy card, you may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. In addition, if your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee. You should vote on and sign each proxy card you receive.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

Is this proxy statement the only way that proxies are being solicited?

In addition to these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the annual meeting if you owned shares of our Class A or Class B common stock as of the close of business on our record date of March 16, 2012.

How many shares of common stock may vote at the annual meeting?

As of the record date, there were 16,717,456 shares of Class A common stock outstanding and entitled to vote and 26,451,088 shares of Class B common stock outstanding and entitled to vote at our annual meeting. Our Class A common stock and our Class B common stock are referred to collectively as our “common stock.”

How are votes counted?

The proxies appointed by the Board will vote your shares as you instruct on your proxy. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes in all matters submitted to a vote of shareholders. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law.

Is there a quorum requirement?

For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the voting power of our issued and outstanding common stock be represented at the meeting, whether in person or by proxy.

What is the difference between a “shareholder of record” and other “beneficial” holders?

These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “beneficial” holder.

How do I vote my shares?

If you are a “shareholder of record,” you can vote your proxy:

•	via internet at www.proxyvote.com;

•	via telephone by calling 1-800-PROXIES in the United States or 1-718-921-8500 in foreign countries;

•	by mailing in the proxy card that will be sent to you by mail or that you may download from the website referred to in the Notice; or

•	by designating another person to vote your shares with your own form of proxy.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote electronically or by telephone. If you are a “beneficial” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the annual meeting?

If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the annual meeting.

What is the Board’s recommendation on how I should vote my shares?

Proposal One - the Board recommends that you vote your shares FOR the election of each of the six director nominees.

Proposal Two - the Board recommends you vote your shares FOR ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2012.

How will my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares FOR the election of all six director nominees and FOR the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Can my broker vote my shares for the proposal regarding the election of directors?

A broker or other entity holding shares for an owner in street name may vote for routine proposals without receiving voting instructions from the owner under certain circumstances. A broker or other entity may vote on non-routine proposals only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. The only routine matter in this proxy statement is Proposal Two to ratify the appointment of our independent registered public accounting firm. Proposal One to elect the director nominees is a non-routine matter. Therefore, if we receive a proxy card with a broker non-vote, your proxy will not be included in determining the number of votes cast with regard to Proposal One. It is important that you instruct your broker as to how you wish to have your shares voted on each proposal, even if you wish to vote as recommended by the Board.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the annual meeting, are counted for quorum purposes, and except for voting on directors, will have the same effect as a vote against a matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

How do I change or revoke my proxy?

After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the annual meeting. You may revoke your proxy by doing one of the following:

•	sending a written notice of revocation to our corporate secretary that is received prior to the annual meeting, stating that you revoke your proxy;

•	signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s);

•	voting again via the internet or by telephone using the instructions described in the Notice; or

•	attending the annual meeting and voting your shares in person.

What vote is required?

With respect to Proposal One to elect the director nominees, a majority of votes are needed to elect a director. This means that the six nominees for director must each respectively receive affirmative votes of 50% or more of the votes cast to be elected. Neither a vote to abstain nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.

With respect to Proposal Two to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2012, ratification will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal.

With respect to all other business which may properly come before the annual meeting, unless a greater number of votes are required by law or by our articles of incorporation, the business will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition.

Who will count the votes?

Representatives from American Stock Transfer & Trust Company, LLC will count the votes and serve as our inspectors of election. The inspectors of election will be present at the annual meeting.

What if I have further questions?

If you have any further questions about voting your shares or attending the annual meeting, please contact our corporate secretary, Carol Stephens Donaldson, at (406) 255-5378, or e-mail: carol.donaldson@fib.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

In accordance with our second amended and restated bylaws, the number of our directors must be at least five and not more than eighteen. We currently have seventeen directors. The Board is divided into three groups with staggered three-year terms. Lyle R. Knight’s and Julie A. Scott’s terms end May 23, 2012. Lyle R. Knight and Julie A. Scott are not nominees for re-election.

A total of six directors will be elected at the annual meeting to serve three-year terms, or until their respective successors have been elected and appointed. The Board has nominated for election as directors:

•	Edward Garding

•	David L. Jahnke

•	Ross E. Leckie

•	James R. Scott

•	Randall I. Scott

•	Teresa A. Taylor

All of the director nominees, except for Edward Garding and Randall I. Scott, are current members of the Board. Randall I. Scott previously served as a director of ours from May 1993 to May 2002 and May 2003 to May 2011.

Unless authority to vote is withheld, the persons named in the enclosed proxy will vote the shares represented by such proxy for the election of the nominees named above. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the persons entitled to vote the proxy will vote for the election of such substitute(s) as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

The following table sets forth certain information regarding the nominees for election at the annual meeting and the directors continuing in office after the annual meeting.

BOARD OF DIRECTOR NOMINEES

FOR A THREE-YEAR TERM EXPIRING IN 2015

Name and Age	Director Since	Principal Occupation
Edward Garding, 62	Nominee	Executive Vice President and Chief Operating Officer, First Interstate BancSystem, Inc.
David L. Jahnke, 58	2011	Retired Partner, KPMG
Ross E. Leckie, 54	2009	Executive Vice President, Allianz SE
James R. Scott, 62	1971	Vice Chairman of the Board, First Interstate BancSystem, Inc.
Randall I. Scott, 58	2003-2011 1993-2002	Managing General Partner, Nbar5 Limited Partnership
Teresa A. Taylor, 48	2012	Retired Chief Operating Officer, Qwest Communications

A majority of votes are needed to elect a director. This means that the six nominees for director must each respectively receive affirmative votes of 50% or more of the votes cast to be elected.

The Board recommends a vote “FOR” each of the nominees named above.

DIRECTORS CONTINUING IN OFFICE AFTER ANNUAL MEETING

Name and Age	Director Since	Term Expires	Principal Occupation
Steven J. Corning, 59	2008	2014	President and Chief Executive Officer, Corning Companies
David H. Crum, 67	2001	2013	President and Chief Executive Officer, Crum Electric Supply, Co., Inc.
William B. Ebzery, 62	2001	2013	Owner, Cypress Capital Management, LLC and Certified Public Accountant
Charles E. Hart, M.D., M.S., 62	2008	2014	President and Chief Executive Officer, Regional Health, Inc.
James W. Haugh, 75	1997	2014	Financial Consultant and Founder, American Capital, LLC
Charles M. Heyneman, 51	2011	2014	Lead Enterprise Architect, First Interstate Bank
John M. Heyneman, Jr., 45	2010	2013	Project Manager, Partnership for Wyoming’s Future
Terry W. Payne, 70	2000	2013	President and Chief Executive Officer, Terry Payne & Co., Inc.
Sandra A. Scott Suzor, 53	2007	2013	Partner and Director of Sales and Marketing, Powder Horn Ranch and Golf Club
Thomas W. Scott, 68	1971	2014	Chairman of the Board, First Interstate BancSystem, Inc.
Michael J. Sullivan, 72	2003	2014	Senior Attorney, Rothgerber Johnson & Lyons, LLP

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

McGladrey & Pullen, LLP was appointed by the audit committee of the Board as our independent registered public accounting firm for the year ending December 31, 2012. The audit committee recommended that the Board ratify this appointment.

The Board ratified the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012 and is submitting the appointment to our shareholders for ratification at the annual meeting. Representatives of McGladrey & Pullen, LLP are not expected to be present at the annual meeting.

Proxies solicited hereby will be voted for the proposal unless a vote against the proposal or abstention is specifically indicated. A majority of the shares entitled to vote and present in person or represented by proxy are needed to appoint an independent registered public accounting firm. This means that the appointment of McGladrey & Pullen, LLP as independent registered public accounting firm for the Company will be ratified if the votes cast by shareholders in favor of ratification exceed those votes cast in opposition of ratification.

The Board recommends a vote “FOR” ratifying the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm.

IMPORTANT NOTE REGARDING CERTAIN INFORMATION

CONTAINED IN THIS PROXY STATEMENT

Unless otherwise indicated, all information relating to shares of our common stock contained in this proxy statement under “Security Ownership of Certain Beneficial Owners and Management,” “Compensation Discussion and Analysis” and “Compensation of Executive Officers and Directors,” including stock options, restricted shares and per share information, gives effect to the recapitalization of our previously-existing common stock which occurred on March 5, 2010, and which, among other things, (1) redesignated our previously-existing common stock as Class B common stock, (2) effected a 4:1 forward stock split of Class B common stock, and (3) created a new class of common stock designated as Class A common stock.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 26, 2012 for (i) each of our directors and director nominees, (ii) each of the executive officers named in the summary compensation table, (iii) all directors and executive officers as a group, and (iv) beneficial owners of more than 5% of a class of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Percentage of class beneficially owned as of March 26, 2012 is based on 16,745,961 shares of Class A common stock and 26,433,001 shares of Class B common stock outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of each class of common stock subject to options held by that person that were exercisable on or within 60 days of March 26, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. In computing the number of shares of Class A common stock beneficially owned by a person and the percentage of Class A common stock ownership of that person, we assumed the conversion of any Class B common stock beneficially owned by such person into Class A common stock on a share-for-share basis.

Certain of our directors and greater than 5% shareholders, who own collectively and in the aggregate more than 50% of our outstanding common stock, are members of a “group,” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Exchange Act. This group is comprised of the following individuals and certain entities controlled by these individuals: James R. Scott, Randall I. Scott, Thomas W. Scott, John M. Heyneman, Jr., Homer A. Scott, Jr. and Dan S. Scott.

Unless otherwise noted below, the address for each director, director nominee, named executive officer and beneficial owner of more than 5% of a class of our common stock listed in the table below is: c/o First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59116.

[The remainder of this page intentionally left blank.]

BENEFICIAL OWNERSHIP TABLE

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number	Percent
Directors and nominees for director
James R. Scott(1)	5,083,773	23.3%	5,057,339	19.1%
Randall I. Scott(2)	4,433,936	21.0	4,424,288	16.7
Thomas W. Scott(3)	2,784,151	14.3	2,761,075	10.4
John M. Heyneman, Jr. (4)	1,757,825	9.5	1,752,759	6.6
Julie A. Scott(5)	998,672	5.6	995,776	3.8
Lyle R. Knight(6)	726,976	4.2	720,032	2.7
Sandra A. Scott Suzor(7)	432,474	2.5	417,752	1.6
Edward Garding(8)	212,114	1.3	88,117	*
Terry W. Payne(9)	176,934	1.0	173,096	*
Charles M. Heyneman(10)	171,630	1.0	167,214	*
William B. Ebzery(11)	149,106	*	137,860	*
David H. Crum(12)	69,679	*	18,272	*
James W. Haugh(13)	53,796	*	50,900	*
Michael J. Sullivan(14)	38,304	*	35,408	*
Ross E. Leckie(15)	27,140	*	17,432	*
Steven J. Corning(16)	18,104	*	15,208	*
Charles E. Hart, M.D., M.S.(17)	15,814	*	4,464	*
David L. Jahnke	4,748	*	—	*
Teresa A. Taylor	290	*	—	*
Named executive officers who are not directors
Terrill R. Moore(18)	212,176	1.3	122,849	*
Robert M. Cerkovnik(19)	46,271	*	26,988	*
All executive officers and directors as a group (22 persons)(20)	13,122,175	44.6	12,657,537	46.3
5% or greater security holders
First Interstate Bank(21)	7,583,617	33.4	5,959,387	22.5
Homer A. Scott, Jr.(22)	2,792,657	14.3	2,763,837	10.5
Dan S. Scott(23)	1,733,808	9.4	1,733,808	6.6
Heartland Advisors, Inc.(24)	1,258,657	7.7	—	*
789 North Water Street
Milwaukee, WI 53202
Legg Mason Capital Management, Inc.(25)	1,198,241	7.3	—	*
100 International Drive
Baltimore, MD 21202
FMR LLC(26)	1,021,080	6.3	—	*
82 Devonshire Street
Boston, MA 02109
Jonathan R. Scott(27)	981,964	5.5	977,511	3.7

*	Less than 1% of the class of common stock outstanding.

(1)

Includes 2,211,036 Class B shares owned beneficially as managing partner of J.S. Investments Limited Partnership, 35,240 Class B shares owned beneficially as president of the James R. and Christine M. Scott Family Foundation, 75,852 Class B shares owned beneficially as conservator for a Scott family member, 4,324 Class B shares owned beneficially as trustee for a Scott family member, 362,216 Class B shares and 8,670 Class A shares owned beneficially as a board member of Foundation for Community Vitality, a non-profit organization, 17,764 Class A shares owned through our profit sharing plan and 9,736 Class B shares issuable under stock options.

(2)

Includes 3,795,676 Class B shares owned beneficially as managing general partner of Nbar5 Limited Partnership, 45,196 Class B shares owned beneficially as general partner of Nbar5 A Limited Partnership, 429,180 Class B shares owned beneficially as trustee for Scott family members, 9,648 Class A shares owned through our profit sharing plan and 7,300 Class B shares issuable under stock options. Mr. Scott is a director nominee.

(3)	Includes 23,076 Class A shares owned through our profit sharing plan and 40,608 Class B shares issuable under stock options.
(4)

Includes 1,155,792 Class B shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership, 429,180 Class B shares owned beneficially as trustee for Scott family members and 5,066 Class A shares issuable under stock options.

(5)

Includes 58,832 Class B shares owned beneficially as trustee for Scott family members, 27,320 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options. Ms. Scott’s term as a director ends May 23, 2012. Ms. Scott is not a nominee for re-election.

(6)

Includes 6,944 Class A shares owned through our profit sharing plan and 378,800 Class B shares issuable under stock options. Mr. Knight’s term as a director ends May 23, 2012. Mr. Knight is not a nominee for re-election.

(7)

Includes 118,898 Class B shares owned beneficially for Scott family members and for which Ms. Suzor has sole voting and no investment authority, 21,158 Class B shares owned beneficially for a Scott family member and for which Ms. Suzor has shared voting and no investment authority, 1,410 Class A shares owned beneficially for a Scott family member and for which Ms. Suzor has shared voting and no investment authority, 6,384 Class B shares issuable under stock options and 4,388 Class A shares issuable under stock options.

(8)

Includes 19,056 Class A shares owned through our profit sharing plan, 3,496 Class A share issuable under stock options and 82,241 Class B shares issuable under stock options. Mr. Garding is a director nominee.

(9)	Includes 30,112 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(10)

Includes 3,492 Class A shares owned through our profit sharing plan and 10,196 Class B shares owned beneficially for Scott family members and for which Mr. Heyneman has sole voting and no investment authority.

(11)	Includes 18,250 Class B shares owned through a family limited partnership, 31,040 Class B shares issuable under stock options and 5,066 Class A shares issuable under stock options.
(12)	Includes 49,435 Class A shares held in trust for Crum family members, 18,272 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(13)	Includes 15,836 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(14)	Includes 15,836 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(15)	Includes 1,960 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(16)	Includes 4,464 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(17)	Includes 4,464 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(18)	Includes 16,572 Class A shares owned through our profit sharing plan, 3,114 Class A shares issuable under stock options and 114,324 Class B shares issuable under stock options.

(19)	Includes 5,248 Class A shares owned through our profit sharing plan, 1,056 Class A shares issuable under stock option plans and 25,200 Class B shares issuable under stock options.
(20)	Includes 98,940 Class A shares owned through our profit sharing plan, 40,732 Class A shares issuable under stock options and 896,846 Class B shares issuable under stock options.
(21)

Includes 1,616,558 Class A shares that may be deemed to be beneficially owned as trustee of our profit sharing plan, 7,672 Class A shares that may be deemed to be beneficially owned as trustee for Scott family members and 5,959,387 Class B shares that may be deemed to be beneficially owned as trustee for Scott family members. Shares owned beneficially by First Interstate Bank, as trustee, may also be owned beneficially by participants in our profit sharing plan and certain Scott family members.

(22)	Includes 27,410 Class A shares owned through our profit sharing plan.
(23)	Includes 1,168,000 Class B shares owned beneficially as managing general partner for various Scott family partnerships.
(24)

Based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2012, and prepared as of December 31, 2011. The shares are owned by Heartland Advisors, Inc., or Heartland, an investment advisor, and William J. Nasgovitz, by virtue of his control of Heartland. Heartland reported that it may be deemed to beneficially own the shares shown that are held by its clients who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Beneficial ownership includes 824,300 shares owned by the Heartland Select Value Fund, a series of the Heartland Group, Inc. and a registered investment company.

(25)

Based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2012, and prepared as of December 31, 2011. Legg Mason Capital Management, Inc., or LMCM, an investment advisor, reported that it may be deemed to beneficially own the shares shown that are held by its clients who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Beneficial ownership includes 942,300 Class A shares owned by Legg Mason Capital Management Special Investment Trust, Inc., an investment company managed by LMCM.

(26)	Based solely on a Schedule 13G filed with the SEC on February 14, 2012, and prepared as of December 31, 2011.
(27)	Includes 119,078 Class B shares owned beneficially as co-trustee for Scott family members, 10,010 Class B shares issuable under stock options and 767 Class A shares issuable under stock options.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of December 31, 2011, regarding our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by shareholders(2)	3,484,928	$16.26	854,739
Equity compensation plans not approved by shareholders	NA	NA	NA

(1)	Excludes number of securities to be issued upon exercise of outstanding options, warrants and rights.
(2)

Represents stock options issued pursuant to the 2001 Stock Option Plan and 2006 Equity Compensation Plan. See Note 18, (Stock-based Compensation) of our audited financial statements for the fiscal year ended December 31, 2011 included in our annual report on Form 10-K.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning each of our current directors, director nominees and executive officers.

Name	Age	Position
Thomas W. Scott	68	Chairman of the Board
James R. Scott	62	Vice Chairman of the Board
Lyle R. Knight(1)	66	President, Chief Executive Officer and Director
Edward Garding	62	Executive Vice President, Chief Operating Officer and Director Nominee
Terrill R. Moore	59	Executive Vice President and Chief Financial Officer
Robert M. Cerkovnik	53	Senior Vice President and Chief Credit Officer
Kevin J. Guenthner	48	Senior Vice President and Chief Information Officer
Michael G. Huston	44	Executive Vice President
Steven J. Corning	59	Director
David H. Crum	67	Director
William B. Ebzery	62	Director
Charles E. Hart, M.D., M.S.	62	Director
James W. Haugh	75	Director
Charles M. Heyneman	51	Director
John M. Heyneman, Jr.	45	Director
David L. Jahnke	58	Director
Ross E. Leckie	54	Director
Terry W. Payne	70	Director
Julie A. Scott(1)	39	Director
Randall I. Scott	58	Director Nominee
Michael J. Sullivan	72	Director
Sandra A. Scott Suzor	53	Director
Teresa A. Taylor	48	Director

(1)	Term expires May 23, 2012. Not a nominee for re-election.

Thomas W. Scott has been our chairman since January 2004 and a director since 1971. He began his employment with the Company in 1969. Mr. Scott served as our chief executive officer from 1978 through 2003. In addition, Mr. Scott has been a director of First Interstate Bank since January 2002, serving as chairman of the Board from 2004 to 2011, and was chairman of the Board of First Western Bank and The First Western Bank Sturgis from January 2008 until they were merged into First Interstate Bank in September 2009. Mr. Scott has also served as a director of First Interstate BancSystem Foundation since 1990 and was a member of the Federal Reserve Bank Board of Minneapolis from 2007 to 2009. Mr. Scott also serves as chairman of Leadership Montana. Mr. Scott received his Bachelor of Arts degree in Economics from the University of Wyoming. Mr. Scott is the brother of James R. Scott, the father of Julie A. Scott and the uncle of Charles M. Heyneman, John M. Heyneman, Jr., Randall I. Scott and Sandra A. Scott Suzor.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management and business experience as a result of his years of service in top executive management positions with the Company and other family-related businesses, as well as his service on other corporate boards. Mr. Scott has extensive knowledge of the economies of our region and communities the Company serves and over the years has exercised community leadership positions. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history.

James R. Scott has been a director of ours since 1971 and the vice chairman of the Board since 1990. Mr. Scott has served as a director of First Interstate Bank since 2007, serving as chairman since 2011. In addition, Mr. Scott served as a director of First Western Bank and The First Western Bank Sturgis from January 2008 to September 2009. Mr. Scott is chairman of the Padlock Ranch Corporation, chairman of Scott Family Services, Inc., managing partner of J.S. Investments and vice president of the Foundation for Community Vitality. Mr. Scott also served as chairman of the Homer A. and Mildred S. Scott Foundation from 1990 to 2006. Mr. Scott is the brother of Thomas W. Scott, and the uncle of Charles M. Heyneman, John M. Heyneman, Jr., Julie A. Scott, Randall I. Scott and Sandra A. Scott Suzor.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management, business and corporate governance experience as a result of his years of service to the Company and other family-related businesses. Mr. Scott has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history. Mr. Scott is chairman of the executive committee.

Lyle R. Knight has been our chief executive officer since January 2004, our president since 1998 and was the chief operating officer of First Interstate Bank from 1998 to 2003. Mr. Knight has also served as a director of ours, First Interstate Bank and First Interstate BancSystem Foundation since 1998. In addition, Mr. Knight served as chief executive officer and a director of First Western Bank and The First Western Bank Sturgis from January 2008 to September 2009. Prior to working for us, Mr. Knight was president and chief executive officer of a large multi-branch bank in Nevada and the president of a large Arizona-based bank. Mr. Knight serves as vice president of the National Executive Board of the Boy Scouts of America. He also serves as chairman of Billings Clinic, is a director of the Montana Chamber of Commerce Foundation, is a trustee for the University of Montana Foundation and is a member of the University of Wyoming College of Business Advisory Council. Mr. Knight is a past member of the Federal Reserve Board Advisory Committee. He received his Bachelor of Science degree in Banking and Finance from the University of Utah and is an honors graduate of the Pacific Coast Banking School. Mr. Knight plans to retire as our chief executive officer effective April 1, 2012. Mr. Knight’s term as a director ends May 23, 2012. Mr. Knight is not a nominee for re-election.

The qualifications of Mr. Knight identified by the Board include the following: Mr. Knight has significant executive management and business experience including his years of service to the Company and other banking institutions. Mr. Knight has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He also provides strategic insight and direction to the Company.

Edward Garding is a director nominee. Mr. Garding has been our chief operating officer since August 2010 and has served as an executive vice president of ours since January 2004. Mr. Garding was named to succeed Lyle R. Knight as our chief executive officer beginning in April 2012. Mr. Garding served as our chief credit officer from 1999 to August 2010, senior vice president from 1996 through 2003, president of First Interstate Bank from 1998 to 2001 and president of the Sheridan branch of First Interstate Bank from 1988 to 1996. In addition, Mr. Garding has served as a director of First Interstate Bank since 1998 and a director of First Western Bank and The First Western Bank of Sturgis from January 2008 to September 2009. Prior to joining our management team in 1996, Mr. Garding served in various positions within our company since 1971. He received his Bachelor of Science degree in Business from Montana State University-Billings. Mr. Garding serves as chairman of the Montana Bankers Association, is a board member of the Montana State University-Billings School of Business and is past chairman and board member of the Pacific Coast Banking School.

The qualifications of Mr. Garding identified by the Board include the following: Mr. Garding has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. Mr. Garding also provides strategic insight and direction to the Company.

Terrill R. Moore has been an executive vice president of ours since January 2004 and our chief financial officer since 1989. In addition, Mr. Moore has served as a director of First Interstate Bank since 2001 and a director of First Western Bank and The First Western Bank Sturgis from January 2008 to September 2009. Prior to his current appointments, Mr. Moore was our senior vice president from 1989 through 2003. Prior to joining our management team, Mr. Moore served as controller within our company since 1979. Mr. Moore received his Bachelor of Arts degree in Business from Montana State University. He is a certified public accountant. Mr. Moore is a director of St. Vincent Healthcare and Yellowstone Boys & Girls Ranch Foundation. Mr. Moore is a past chairman of the Montana Board of Investments.

Robert M. Cerkovnik has been a senior vice president of ours since February 2008 and our chief credit officer since September 2010. Prior to that time, Mr. Cerkovnik served as senior credit officer and credit department manager since February 2003 and served in various credit-related positions since September 1996. Prior to working for us, Mr. Cerkovnik served in credit and lending positions with Wells Fargo and First Interstate Bank of California since 1984. Mr. Cerkovnik received his Bachelor of Science degree in Business from the University of Montana. Mr. Cerkovnik is a graduate of Pacific Coast Banking School. He also serves as a board member of the Billings Catholic Foundation Board.

Kevin J. Guenthner has been a senior vice president and chief information officer of ours since March of 2003. In addition, Mr. Guenthner has served on the board of First Interstate Bank since March 2012. Prior to his current position, Mr. Guenthner served as our vice president and general auditor from September 1996 to March 2003, and in various internal audit positions from January 1991 to September 1996. Prior to employment with us, Mr. Guenthner was employed as a bank examiner for the State of Montana from January 1989 to January 1991. Mr. Guenthner has a Bachelor of Science degree in Business with an Accounting major from Montana State University and is an honors graduate of the Pacific Coast Banking School.

Michael G. Huston has been our executive vice president and chief banking officer since March 2012. Prior to his current position, Mr. Huston served as a regional president of First Interstate Bank from 2010 to 2012, market president from 2008 to 2010, and in various lending positions within our Company since 1990. Mr. Huston currently serves as president of the United Way of Natrona County board, president of the Casper Board of Public Utilities, vice chairman of the Amoco Reuse Joint Powers board, and serves on the boards of the Casper Area Economic Development Alliance, Casper College Foundation and the Boys and Girls Club of Central Wyoming. Mr. Huston received his Bachelor of Science degree in Finance from Arizona State University and is a graduate of the Pacific Coast Banking School.

Steven J. Corning has been a director of ours since 2008. Mr. Corning has served as president and chief executive officer of Corning Companies and has been the owner, president and broker of Corning Companies Commercial Real Estate Services since 1979. Mr. Corning received his Bachelor of Arts degree in American Government Cum Laude from Harvard University.

The qualifications of Mr. Corning identified by the Board include the following: Mr. Corning has significant executive management and business ownership entrepreneurial experience as a result of his years of service in the real estate development industry, which gives him a unique perspective as to real estate and property trends. Mr. Corning has extensive knowledge in key issues, dynamics and trends that affect the Company, including real estate, real estate development, asset management, investment consulting, and the health care industry. Mr. Corning qualifies as an independent director.

David H. Crum has been a director of ours since 2001. Mr. Crum founded Crum Electric Supply Co., Inc., a distributor of electrical equipment, in 1976 and has been president and chief executive officer of that company since its inception. Mr. Crum has also served on the board of directors of various companies including IDEA, Inc., a data exchange technology company, supplyFORCE, Inc., a logistics technology company, and WESTECH, Inc., a manufacturer of mining equipment. He has also served on the board of directors of First Interstate Bank of Wyoming, N.A. Mr. Crum was a director of the National Association of Electrical Distributors and was chairman of its board. He also was appointed by Wyoming’s governor to the board of the Wyoming Business Council on which he served as chairman. Mr. Crum received his Bachelor of Science degree in Electrical Engineering from the University of Wyoming.

The qualifications of Mr. Crum identified by the Board include the following: Mr. Crum has significant experience in executive management and business ownership as a result of his years of service in the electric supply business particularly from the standpoint of a regional small business owner. Mr. Crum also has extensive knowledge in information technology. By virtue of the regional nature of his business operation, he also understands the economies of our region and the communities the Company serves. Mr. Crum qualifies as an independent director and is chairman of the technology committee.

William B. Ebzery has been a director of ours since 2001. Mr. Ebzery is a certified public accountant and registered investment advisor. Mr. Ebzery has been the owner of Cypress Capital Management, LLC since 2004. Prior to Cypress Capital Management, LLC, Mr. Ebzery was a partner in the certified public accounting firm of Pradere, Ebzery, Mohatt & Rinaldo since 1975. Mr. Ebzery received his Bachelor of Science degree in Accounting from the University of Wyoming.

The qualifications of Mr. Ebzery identified by the Board include the following: Mr. Ebzery has significant experience in business ownership, accounting, auditing and financial services as a result of his years of service in the private sector. Mr. Ebzery has significant knowledge in key issues, dynamics and trends that affect the Company. Mr. Ebzery qualifies as a financial expert, is an independent director and is chairman of the credit committee.

Charles E. Hart, M.D., M.S. has been a director of ours since 2008. Dr. Hart has been the president and chief executive officer of Regional Health, Inc., a not-for-profit healthcare system serving western South Dakota and eastern Wyoming since 2003. Dr. Hart is a board member of Premier Inc., a healthcare purchasing organization, composed of 2,400 hospitals and 70,000 healthcare sites, and chairman of the board of Safety Net Hospitals for Pharmaceutical Access, an advocacy group for over 600 hospitals and healthcare organizations serving the underprivileged. In addition, Dr. Hart serves on the South Dakota Chamber of Commerce board, Black Hills Vision board, Rapid City Economic Development board, South Dakota Foundation for Medical Care board, and is a member of the Black Hills State University advisory board. Dr. Hart is also a faculty member of the University of South Dakota Sanford School of Medicine. Dr. Hart received his Bachelor of Science degree in Preprofessional Studies from the University of Notre Dame and his Doctor of Medicine degree from the University of Minnesota and his Masters of Science in Administrative & Preventative Medicine from the University of Wisconsin.

The qualifications of Dr. Hart identified by the Board include the following: In addition to his understanding of community needs in the practice of medicine, Dr. Hart has significant experience in executive management and business as a result of years of administrative service in the health care industry as well as service on other community boards. Dr. Hart has extensive knowledge in key issues, dynamics and trends that affect the Company and understands the economies of our region and communities the Company serves. Dr. Hart brings geographic diversity to the Board. Dr. Hart is chairman of the compensation committee.

James W. Haugh has been a director of ours since 1997. Mr. Haugh formed American Capital, LLC, a financial consulting firm, in 1994 and has operated this firm since its inception. Prior to forming American Capital LLC, Mr. Haugh was a partner in KPMG LLP, a certified public accounting firm where he served as national practice director, bank tax services. Mr. Haugh was employed by KPMG, LLP for 26 years, including 21 years as a partner. Since January 2010, he has been an advisor to a national CPA firm, is currently a director of Ironbridge Funds, a public $1.4 billion mutual fund, and is also a director of several privately held companies. Mr. Haugh served as a director of Harris Bank Hinsdale from 1994 to 1997 and as a director of First Bank of the Americas in 2004. He has also served as an instructor in banking, tax, and accounting matters for the Office of the Comptroller of the Currency, The Federal Reserve Bank of Chicago, the Federal Deposit Insurance Corporation, the United States Agency for International Development and the American Bankers Association. Mr. Haugh received his Bachelor of Arts degree in Economics Cum Laude from Princeton University and his Juris Doctor degree from the University of Michigan. He has done postgraduate work at the University of Chicago in Law and Economics.

The qualifications of Mr. Haugh identified by the Board include the following: Mr. Haugh has significant experience in the accounting, legal and financial consulting industries as a result of his years of service in those industries. Mr. Haugh possesses extensive knowledge of the fiduciary obligations and other legal requirements and duties of public companies as well as a particular knowledge of the banking industry gained by prior consulting and broad experience. He also brings geographic diversity to the Board. Mr. Haugh qualifies as a financial expert and is an independent director.

Charles M. Heyneman has been a director of ours since May 2011. Mr. Heyneman has served as lead enterprise architect for First Interstate Bank since 2006. Prior to this appointment, Mr. Heyneman was an IT project manager and application developer for i_Tech Corporation, a former nonbank subsidiary of ours, from 2000 to 2004, and held loan review officer and credit analyst positions with First Interstate Bank from 1993 to 2003. Mr. Heyneman served as a director of ours from 2004 to 2010. Mr. Heyneman received his Bachelor of Arts degrees in History and Government from Oberlin College and his Masters of Science degree in Agricultural Economics from the University of Wisconsin. Mr. Heyneman is a director of First Interstate BancSystem Foundation. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott, the brother of John M. Heyneman, Jr. and the cousin of Julie A. Scott, Randall I. Scott and Sandra A. Scott Suzor.

The qualifications of Mr. Heyneman identified by the Board include the following: Mr. Heyneman has significant banking, information technology and banking operations experience as a result of his years of service to the Company and other family-related businesses. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history.

John M. Heyneman, Jr. has been a director of ours since May 2010. Mr. Heyneman is based in Sheridan, Wyoming as a project manager for the Partnership for Wyoming’s Future, which is a program of the Sonoran Institute, a non-profit organization based in Tucson, Arizona. Mr. Heyneman has served in this capacity since November 2009. From 2005 to November 2009, Mr. Heyneman served as the general manager of North Rim Ranch, LLC, a large cattle ranch in northern Arizona and southern Utah. Prior to this position, from 1998 to 2005, Mr. Heyneman served as an assistant manager at Padlock Ranch, in Dayton, Wyoming. Mr. Heyneman served as a director of ours from 1998 to 2004, and also as a director of the First Interstate BancSystem Foundation from 1998 to 2002. Mr. Heyneman received his Bachelor of Arts degree in American Studies from Carleton College. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott, the brother of Charles M. Heyneman and the cousin of Julie A. Scott, Randall I. Scott and Sandra A Scott Suzor.

The qualifications of Mr. Heyneman identified by the Board include the following: Mr. Heyneman brings to the Board executive management and business experience from the agriculture industry. Mr. Heyneman understands the economies of the region and communities the Company serves. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.

David L. Jahnke has been a director of ours since September 2011. Mr. Jahnke is a certified public accountant. In 2010, Mr. Jahnke completed a 35-year career as a partner of KPMG with a focus on global clients, especially in the financial services industry. He currently serves as a director to Swiss Re America Holding Corporation and its primary US operating companies, a multi-billion dollar insurance and reinsurance company.

The qualifications of Mr. Jahnke identified by the Board include the following: Mr. Jahnke has significant experience in the accounting, auditing and financial service industries, both nationally and internationally. Mr. Jahnke has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He has extensive knowledge regarding fiduciary obligations, insurance and other legal requirements and duties of a public company. Mr. Jahnke qualifies as a financial expert and an independent director.

Ross E. Leckie has been a director of ours since May 2009. Mr. Leckie is a certified public accountant. In October 2008, Mr. Leckie completed a 27-year career as a partner with KPMG. During that time, his focus was on public companies and clients within the financial services sector. Since 2000, Mr. Leckie was based in Frankfurt, Germany, as the lead partner for a major global investment/universal bank and as a senior technical and quality review partner for a major global investment/universal bank based in Zurich, Switzerland. Through 2011, Mr. Leckie continued to provide advisory services on a selective basis for global and domestic financial services companies. In September 2011, Mr. Leckie joined Allianz, a multi-billion dollar financial services group based in Munich, Germany, taking on consultive and quality assurance roles in the office of the chief financial officer. Additionally, in February 2012 Mr. Leckie joined the board of directors of Allianz Bank Bulgaria, a $2 billion universal commercial bank based in Sofia.

The qualifications of Mr. Leckie identified by the Board include the following: Mr. Leckie has significant experience in the accounting, auditing and financial services industries, both nationally and internationally. Mr. Leckie has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company. Mr. Leckie qualifies as a financial expert, is an independent director and is chairman of the audit committee.

Terry W. Payne has been a director of ours since 2000. Mr. Payne has served as president and chief executive officer of Terry Payne & Co., Inc., an insurance agency, since its inception in 1972. Since 1993, Mr. Payne has also been part-owner and chairman of the board of directors of Payne Financial Group, Inc., which ranks in the top 100 insurance agencies nationally. Mr. Payne has also been a member of several other corporate boards, both public and private. Mr. Payne was regional vice president and director of the National Association of Surety Bond Producers. Mr. Payne also served as trustee for the University of Montana Foundation. Mr. Payne received his Bachelor of Science degree in Business-Finance, Magna Cum Laude, from the University of Montana.

The qualifications of Mr. Payne identified by the Board include the following: Mr. Payne has extensive executive management and business experience as a result of his years of service in executive management positions within the insurance industry, his business operations throughout the northwest region as well as his service on other corporate boards. Mr. Payne has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general, as well as strategy and compensation issues. He possesses knowledge on the fiduciary obligations and other legal requirements and duties of a public company. Mr. Payne is an independent director.

Julie A. Scott has been a director of ours since 2003. Ms. Scott served as a trustee for the Homer A. and Mildred S. Scott Foundation from 2006 to 2011. Ms. Scott was a commercial loan officer at the Sheridan, Wyoming branch of First Interstate Bank until August 2005. Prior to that appointment, Ms. Scott served in various management and other banking positions within our company since February 1994, including serving as branch manager of the Billings Grand Avenue branch from 2001 to 2003. Since August 2005, Ms. Scott has devoted her full-time attention to personal investment and family matters. Ms. Scott received her Bachelor of Arts degree in Economics from the University of Colorado. Ms. Scott is the daughter of Thomas W. Scott, the niece of James R. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr., Randall I. Scott and Sandra A. Scott Suzor. Ms. Scott’s term as a director ends May 23, 2012. Ms. Scott is not a nominee for re-election.

The qualifications of Ms. Scott identified by the Board include the following: Ms. Scott has a history of achievement in management positions as a result of her years of service to the Company. Ms. Scott has extensive knowledge of the Company’s unique challenges, regulatory environment and history.

Randall I. Scott is a director nominee. Mr. Scott was previously a director of ours from 1993 to 2002 and from 2003 to 2011. Mr. Scott is a certified financial planner and has been the managing general partner of Nbar5 Limited Partnership since 1994. In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999, serving as chairman since 2006. Mr. Scott has also served as vice chair of Scott Family Services since 2003. Previously, Mr. Scott worked in various capacities for our company over a period of 19 years including as a trust officer of First Interstate Bank from 1991 through 1996 and as a consultant from 1996 through 1998. Mr. Scott received his Bachelor of Science degree in Business from Rocky Mountain College. Mr. Scott is the nephew of Thomas W. Scott and James R. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr., Julie A. Scott and Sandra A. Scott Suzor. Mr. Scott was recommended for Board membership by the Scott family council.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management and business experience in the financial planning, banking and non-profit industries. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.

Michael J. Sullivan has been a director of ours since 2003. Mr. Sullivan is a senior attorney for the Denver, Colorado law firm of Rothgerber Johnson & Lyons, LLP, practicing in Casper, Wyoming, having been a partner from 2003 to 2009 and special counsel from 2001 to 2003. Prior to 2001, Mr. Sullivan practiced law with a Wyoming firm from 1964, taking leave to serve as U.S. ambassador to Ireland from 1998 to 2001 and as governor of the State of Wyoming from 1986 through 1994. Mr. Sullivan was a director of Allied Irish Bank, PLC in Dublin, Ireland from 2001 to 2009. Mr. Sullivan has been a director of Cimarex Energy Co. and Sletten Construction, Inc. since 2002 and Kerry Group PLC from 2004 to 2011. Mr. Sullivan received his Bachelor of Science degree in Petroleum Engineering and his Juris Doctor degree from the University of Wyoming.

The qualifications of Mr. Sullivan identified by the Board include the following: Mr. Sullivan has significant executive management, government, and legal experience including mediating a number of complex legal matters, as a result of his careers in both the private and public sectors including service as Wyoming’s governor and U.S. ambassador to Ireland. He has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company and its boards. Mr. Sullivan also has valuable relationships with key government representatives and local, national and international industry and government leaders and an understanding of the region the Company serves. Mr. Sullivan is an independent director and is chairman of the governance & nominating committee.

Sandra A. Scott Suzor has been a director of ours since 2007 and previously served as a director of ours from 2000 to 2006. Ms. Suzor has been a partial owner and the director of sales and marketing for Powder Horn Ranch and Golf Club since 1994. In addition, Ms. Suzor is owner of Powder Horn Realty, Inc., a full service real estate brokerage, and is owner of Bison Meadows, LLC, a real estate development company. Ms. Suzor is a partner of Powder Horn Ranch I, LLC, a 900 acre golf course community, Powder Horn II, LLC, a real estate company, and Powder River Partners LLC and Powder River Perkins, LLC, restaurant leasing companies. Ms. Suzor has served as vice chairperson of the Homer and Mildred Scott Foundation since 2011, and previously served as a trustee of the Homer and Mildred Scott Foundation from 2000 to 2010, acting as chairperson from 2006 to 2010. Ms. Suzor has served as a director of First Interstate BancSystem Foundation from 2000 to 2006. Ms. Suzor received her Bachelor of Science degree in Business Marketing from the University of Wyoming. Ms. Suzor is the niece of James R. Scott and Thomas W. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr., Julie A. Scott and Randall I. Scott.

The qualifications of Ms. Suzor identified by the Board include the following: Ms. Suzor has extensive knowledge of real estate sales, real estate marketing and real estate development as a result of her years of service in the real estate industry. Ms. Suzor has extensive knowledge on the economies of the region and communities the Company serves. Ms. Suzor has knowledge of the Company’s unique challenges, regulatory environment and history as a result of her years of service to the Company.

Teresa A. Taylor has been a director of ours since January 2012. Ms. Taylor has more than 24 years of experience in technology, media and the telecom sector. From 1988 to 2011, Ms. Taylor worked for Qwest Communications in Denver, Colorado, where she most recently served as chief operating officer, leading daily operations and a senior management team responsible for 30,000 employees in field support, technical development, sales, marketing, customer support and IT systems. Previous positions at Qwest include executive vice president – Business Marketing Group, executive vice president and chief administrative officer – Wholesale Markets and executive vice president – Product and Pricing. Ms. Taylor received a Bachelor of Science degree from the University of Wisconsin-LaCrosse.

The qualifications of Ms. Taylor identified by the Board include the following: Mr. Taylor has extensive knowledge in strategic planning and execution, technology development, human resources, union labor relations and corporate communications. She also has extensive knowledge on the fiduciary obligations, governance and compensation practices and other requirements and duties of a public company. Ms. Taylor qualifies as an independent director.

Board and Committee Matters

Members of the Scott family control in excess of 80% of the voting power of our outstanding common stock. The Scott family members have entered into a shareholder agreement giving family members a right of first refusal to purchase shares of Class B common stock that are intended to be sold or transferred, subject to certain exceptions, by other family members. This agreement may have the effect of continuing ownership of the Class B common stock and control of our Company within the Scott family.

Due to the ownership and control of our Company by members of the Scott family, we are a “controlled company” as that term is used under the NASDAQ Marketplace Rules. As a “controlled company,” we may rely on exemptions from certain NASDAQ corporate governance requirements, including those regarding independent director requirements for the Board and committees of the Board.

Regardless of whether a company is a “controlled company,” however, the NASDAQ Marketplace Rules require that a company have an audit committee of at least three members, each of whom must:

•	be independent as defined under the NASDAQ Marketplace Rules;

•	meet the criteria for independence set forth in the applicable SEC rules (subject to applicable exemptions);

•	not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and

•	be able to read and understand financial statements, including a balance sheet, income statement and cash flow statement.

During 2011, the Board met seven times with each serving director attending at least 75% of the meetings. The Board is accountable to our shareholders to build long-term financial performance and value and to assure that we operate consistently with shareholder values and strategic vision. The Board’s responsibilities include:

•	identifying organizational values and vision on behalf of our shareholders;

•	hiring and evaluating our chief executive officer;

•	ensuring management succession;

•	providing guidance, counsel and direction to management in formulating and evaluating operating strategies and plans;

•	monitoring our performance against established criteria;

•	ensuring prudence and adherence to ethical practices;

•	ensuring compliance with federal and state law;

•	ensuring that full and fair disclosure is provided to shareholders, regulators and other constituents;

•	overseeing risk management;

•	exercising all powers reserved to us by organizational documents of limited liability companies and partnerships in which we are a member or shareholder; and

•	establishing policies for board operations.

Applicable SEC rules require that we make certain disclosures regarding the independence of our directors pursuant to the NASDAQ Marketplace Rules governing independent board members. The Board has determined that the following directors are independent in accordance with such standards:

•	Steven J. Corning

•	David H. Crum

•	William B. Ebzery

•	James W. Haugh

•	David L. Jahnke

•	Ross E. Leckie

•	Terry W. Payne

•	Michael J. Sullivan

•	Teresa A. Taylor

In its determination of independence, the Board considered that the Company (1) conducts banking and credit transactions in the ordinary course of business with certain independent directors, (2) purchases insurance through an agency in which Mr. Payne has a controlling ownership interest, (3) receives payments from Mr. Payne pursuant to an interest guaranty agreement, (4) liquidated collateral pledged by Mr. Payne on the loans of an unrelated third party borrower, (5) sold real property to Mr. Payne, and (6) made payments to Dr. Hart under a deferred compensatory agreement. Each of these transactions is more fully described under the heading “Certain Relationships and Related Transactions” below. The Company also purchases electrical services from an entity owned by Mr. Crum. In addition, Padlock Ranch Corporation, an entity owned by certain members of the Scott family, obtains financial consulting services from Mr. Haugh, who is also a director of such entity. None of these transactions or relationships were deemed by the Board to impair the independence for these directors.

We have a credit committee, an executive committee, a compensation committee, a governance & nominating committee, a technology committee and an audit committee, all established by the Board and each of which consists of members of the Board.

In addition to these committees, our chairman and vice chairman of the Board may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the form of a limited or special assignment in the performance or discharge of any powers and duties of the Board or any committee thereof.

Credit Committee. Credit committee members currently include William B. Ebzery (Chair), Steven J. Corning, John M. Heyneman, Jr., Lyle R. Knight, James R. Scott, Julie A. Scott and Thomas W. Scott. The credit committee’s primary responsibility is to advise the chief credit officer in the establishment of a loan portfolio and credit policies that will assure the safety of depositors’ money, earn sufficient income to provide an adequate return on capital and enable communities in our market area to prosper. The credit committee met 11 times in 2011 with each serving committee member attending at least 75% of the meetings.

Executive Committee. Executive committee members currently include James R. Scott (Chair), Steven J. Corning, Charles E. Hart, James W. Haugh, Charles M. Heyneman, Lyle R. Knight, Ross E. Leckie and Thomas W. Scott. The executive committee is to function and act on behalf of the Board between regularly scheduled board meetings, usually when time is critical and to assist the Board in carrying out its responsibility to monitor the Company’s capital management policy. The executive committee met six times in 2011 with each serving committee member attending at least 75% of the meetings.

Compensation Committee. Compensation committee members currently include Charles E. Hart (Chair), Terry W. Payne, Michael J. Sullivan, Sandra A. Scott Suzor and Teresa A. Taylor.

The compensation committee has the following responsibilities:

•	reviewing and approving corporate goals relevant to compensation for executive officers;

•

evaluating the effectiveness of our compensation practices in achieving our strategic objectives, encouraging behaviors consistent with our values and aligning performance objectives consistent with our vision;

•	evaluating the performance of our chief executive officer in determining compensation;

•	approving the compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our Board chairman and vice chairman;

•	overseeing succession planning for executive officers;

•	recommending compensation for Board members;

•	recommending adjustments to director and officer insurance;

•	reviewing the financial performance and operations of employee benefit plans, excluding plans subject to Title I of the Employment Retirement Income Security Act of 1974, as amended; and

•	administering incentive compensation and other employee benefit plans.

The compensation committee met seven times during 2011 with each serving committee member attending at least 75% of the meetings. A current copy of the compensation committee charter is available to shareholders on our website at www.FIBK.com.

Governance & Nominating Committee. Governance & nominating committee members currently include Michael J. Sullivan (Chair), Charles E. Hart, James W. Haugh, John M. Heyneman, Jr., Lyle R. Knight, Terry W. Payne, James R. Scott and Thomas W. Scott. The governance & nominating committee has the following responsibilities:

•	ensuring we have an effective and efficient system of governance, including development of criteria for Board membership;

•	identifying, screening and recommending candidates to the Board;

•	nominating candidates for election to the Board at our annual meeting of shareholders;

•	filling vacancies on the Board that may occur between annual meetings of shareholders;

•	overseeing the orientation, development and evaluation of Board members; and

•	evaluating services provided to and communications with shareholders.

The governance & nominating committee met seven times in 2011 with each serving committee member attending at least 75% of the meetings.

The Board has reviewed, assessed the adequacy of and approved a written charter for the governance & nominating committee. A current copy of the governance & nominating committee charter is available to shareholders on our website at www.FIBK.com.

When formulating its recommendations for director nominees, the governance & nominating committee considers recommendations offered by our chief executive officer, our shareholders and any outside advisors the governance & nominating committee may retain. The Scott family, through a family council, recommends Scott family members to the governance & nominating committee for consideration as candidates for Board membership. All current year nominees are standing for re-election to the board except for Edward Garding and Randall I. Scott. Randall I. Scott was recommended for Board membership by the Scott family council. All candidates for Board membership, including those recommended by the Scott family council, are evaluated by the governance & nominating committee on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The qualifications, attributes and skills of each of the nominees, together with their business experience described above, led to the conclusion that each nominee is qualified to serve as a director of the Company.

The Scott family does not approve candidates for board membership prior to their nomination by the governance & nominating committee and there are no arrangements or understandings between any candidate and the Scott family that require disclosure pursuant to Item 401(a) of Regulation S-K.

We do not have a formal policy concerning shareholder recommendations of candidates for Board membership. The Board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our corporate secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59116, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. See “Shareholder Proposals” and “Shareholder Communications with the Board” contained herein.

Technology Committee. Technology committee members currently include David H. Crum (Chair), Charles E. Hart, Lyle R. Knight, James R. Scott, Thomas W. Scott and Teresa A. Taylor. The technology committee’s primary responsibility is to monitor the alignment between our overall business strategies and our information technology strategic plan. The technology committee met six times in 2011 with each serving committee member attending at least 75% of the meetings.

Audit Committee. Audit committee members currently include Ross E. Leckie (Chair), David H. Crum , William B. Ebzery, James W. Haugh and David L. Jahnke. All members of the audit committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules and in accordance with the Sarbanes-Oxley Act requirements and our governance guidelines. The audit committee has the following responsibilities:

•	reviewing our accounting and financial reporting processes, internal and disclosure control systems and external and internal auditing systems;

•	overseeing risk management objectives;

•	oversight of the internal audit function, including approval and monitoring of the annual internal audit plan;

•	reviewing and approving the reports on Form 10-K and Form 10-Q;

•	reviewing and approving the quarterly reports on Form 10-Q;

•	reviewing the effectiveness of the systems for monitoring adherence with laws, regulations, our policies and our codes of ethics;

•	selection of the external auditors and monitoring the performance and results of their activities; and,

•	establishing procedures to handle complaints regarding accounting, internal controls or audit matters.

The audit committee met eleven times during 2011 with each serving committee member attending at least 75% of the meetings.

The Board has determined that each of William B. Ebzery, James W. Haugh, David L. Jahnke and Ross E. Leckie qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations. The Board has reviewed, assessed the adequacy of and approved a written charter for the audit committee. A current copy of the audit committee charter is available on our website at www.FIBK.com.

The Board’s Leadership Structure

Currently, the offices of chairman of the board and chief executive officer are separate. Our chairman is Thomas W. Scott, and our president and chief executive officer is Lyle R. Knight. The chairman of the board is responsible for presiding at meetings of the Board and exercising such other powers and duties as set forth in our second amended and restated bylaws and as may from time to time be assigned to him by the Board. The chief executive officer is responsible for general supervision, direction, and control of our business affairs, and ensuring that all orders and resolutions of the Board are carried into effect. The Board believes that our existing corporate governance structure best serves the current needs of our company and our shareholders.

The Board’s Role in Risk Oversight

It is the responsibility of the chief executive officer to fulfill the Board’s expectation of a strong risk management culture throughout the organization. It is also the responsibility of the chief executive officer to ensure management implements an appropriate risk management framework to identify, assess, and manage our exposure to risk. The Board and its committees play an important role in overseeing the chief executive officer’s and management’s performance of their responsibilities relating to risk management. In general, this oversight includes working with executive management to determine an appropriate risk management culture, monitoring the amounts and types of risk taken in executing our business strategy and evaluating the effectiveness of risk management processes against the policies and procedures established to control those risks. We have adopted a risk management oversight structure designed to ensure that all significant risks are actively monitored by the entire Board or one of its committees. Furthermore, given the importance of the Bank’s operations to us, additional risk management oversight is provided by the Bank’s board of directors, members of which include certain of our directors.

In most cases, our respective Board committees are responsible for oversight of specific risks as outlined in each of their respective charters. For example, the credit committee’s risk oversight responsibilities include oversight of the annual credit plan, lending policies, credit trends, the allowance for loan loss policy, and high risk portfolios and concentrations. In addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the audit committee has been delegated responsibility for oversight of risks associated with our internal controls, compliance with applicable laws and regulations, monitoring the implementation of codes of conduct and overseeing responses to reports of examination. The compensation committee has been delegated responsibility for oversight of our compensation programs, including evaluating whether any of these programs contain features that promote excessive risk-taking by management and other employees, either individually or as a group. The executive committee oversees our capital positions and capital management activities to ensure compliance with applicable regulatory requirements and to ensure that our capital levels are a source of financial strength. The governance & nominating committee has been delegated responsibility for establishing and reviewing the adequacy of our codes of conduct and ethics, reviewing and approving related party transactions, developing criteria and qualifications for board membership, considering, recommending, and recruiting candidates to fill new or vacant positions on the Board, and ensuring an effective and efficient system of governance is in place for the Company.

In addition to the oversight of risk management by the Board and its committees, the Bank’s board of directors and its committees have been delegated the responsibility for overseeing management of the Bank’s lending activities, liquidity and capital positions, asset quality, and investment strategies. Our chief executive officer communicates relevant information with respect to these activities to the full Board.

The Board’s committees carry out their responsibilities by requesting and obtaining reports and other information from management with respect to relevant risk areas. In addition to our committee structure, our entire Board periodically receives reports and information about key risks and enterprise risk management activities directly from management.

Likewise, at each regular meeting of the Board, the chairs of each of the Board committees report to the full Board regarding their respective meetings and oversight activities.

The Board, including its chairman, is ultimately responsible for evaluating performance of our chief executive officer, and our performance in the area of managing risks is one of the criteria reviewed by the compensation committee in the evaluation process.

Board Diversity

The Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our governance standards, however, require the Board’s governance & nominating committee to review the qualifications of candidates to the Board, of which diversity is one of the criteria. This assessment includes the consideration of personal and professional ethics and integrity, including a candidate’s reputation for integrity in the business community; diversity among the existing Board members, including racial and ethnic background and gender; specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to the Company’s regional activities; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; and whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board.

Principal Accounting Fees and Services

The audit committee appointed McGladrey & Pullen, LLP as our independent auditor for the fiscal year ending December 31, 2011. McGladrey & Pullen, LLP has been our independent auditor since March 2004. Representatives of McGladrey & Pullen, LLP are not expected to be present at the annual meeting.

The following table summarizes the aggregate fees billed to us by McGladrey & Pullen, LLP for professional services rendered in 2010 and 2011:

	2011	2010
Audit fees(1)	$525,000	$495,000
Audit-related fees(2)	—	197,000
Tax fees	—	—
All other fees	—	—

(1)

Audit fees for 2011 and 2010 include fees associated with the annual audit, FDICIA and SOX related work and reviews of our quarterly reports on Form 10-Q. All audit fees were approved by the audit committee.

(2)	Audit-related fees for 2010 include fees associated with the issuance of a comfort letter and other assistance provided during our initial public offering, which was concluded in March 2010.

Pre-Approval Policies and Procedures

After our registered public accounting firm has been retained by us, following approval by the audit committee and the Board, the audit committee does not require advance approval for audit and audit-related services. Although pre-approval is not required for these services, the audit committee has adopted a policy of approving such services either in advance or after the fact. The audit committee has adopted a policy that requires advance approval of all non-audit or audit-related services performed by our independent registered public accounting firm when fees are expected to exceed $15,000. These policies are consistent with the audit committee charter. The audit committee has delegated to the audit committee chairman, Ross E. Leckie, or any two other members of the audit committee, authority to approve services, subject to ratification by the audit committee at its next committee meeting.

Report of the Audit Committee of the Board of Directors

March 23, 2012

To the Board of Directors of First Interstate BancSystem, Inc.:

The audit committee (“Committee”) operates under a charter approved by the Board of Directors (“Board”) that specifies the scope of the Committee’s responsibilities and how they are carried out. The Board has determined that all members of the Committee are independent based upon the standards adopted by the Board, which standards incorporate the independence requirements under applicable laws and regulations.

Management is responsible for the Company’s systems of internal controls and the financial reporting process. McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting. The Company’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the General Auditor, who is accountable to the Committee.

The Committee’s responsibility is to monitor and oversee these processes and procedures.

The Committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and on the effectiveness of internal control over financial reporting. The Committee’s oversight does not provide assurance that management’s and the auditor’s opinion and representations are correct.

The Committee reviewed and discussed the financial statements as of and for the year ended December 31, 2011 with management, the internal auditors and the independent auditors.

The Committee also discussed with the independent auditors all communications required by generally accepted auditing standards. The Committee has received the written disclosures required by PCAOB Rule 3526 — “Communication with Audit Committees Concerning Independence.” The Committee discussed with the independent auditors any relationships that might have an impact on their objectivity and independence and reviewed and approved the amount of fees paid for audit and audit related services.

Based on the above-mentioned reviews and discussions, and subject to the limitations on its role and responsibilities described above and in the Committee charter, on February 21, 2012, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Ross E. Leckie	David H. Crum	William B. Ebzery	James W. Haugh	David L. Jahnke

Shareholder Communications with the Board

We have not, to date, developed a formal process for shareholder communications with the Board. We believe our current informal process, in which any communication sent to the Board either generally or in care of the chief executive officer, corporate secretary or other corporate officer or director is forwarded to all members of the Board, has adequately served the Board’s and the shareholders’ needs.

Financial Code of Ethics

Our chief executive officer, chief financial officer and principal accounting officers or other persons performing similar functions are required to comply with our code of ethics for chief executive officer and senior finance officers.

The purposes of the code of ethics are as follows:

•	to deter wrongdoing and to promote, among other things, honest and ethical conduct;

•	to promote full, fair, accurate, timely and understandable disclosure in SEC and public filings;

•	to promote compliance with applicable governmental laws, rules and regulations;

•	to facilitate prompt internal reporting of violations of the financial code of ethics; and

•	to oversee adherence to such code.

Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our security officer and audit committee chairman in a summary format for investigation. A current copy of our financial code of ethics is maintained on our website at www.FIBK.com.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program/Executive Summary

The individuals who served as our chief executive officer, or CEO, and chief financial officer, or CFO, during 2011, as well as the other individuals included in the summary compensation table, are collectively referred to as the named executive officers, or NEOs.

The compensation committee has overall responsibility to review and approve our compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees. The compensation committee oversees the administration of our equity and incentive compensation plans and is responsible for oversight of executive officer succession planning. The compensation committee charter, a copy of which is posted on our website at www.fibk.com, sets forth the various responsibilities and duties of the compensation committee. The compensation committee, in its annual review, determined that the compensation committee charter was appropriate with regard to the responsibilities and duties specified therein.

The compensation committee is comprised of both outside members and non-outside members. Outside members are those who meet both the definition of (1) a non-employee director, as that term is defined for purposes of Rule 16b-3 under the Exchange Act, and (2) an outside director as that term is defined for purposed of Section 162(m) of the Internal Revenue Code of 1986, as amended. Outside members of the compensation committee annually review and determine the salary, bonus and equity compensation awarded to our CEO, taking into consideration non-binding recommendations from the non-outside compensation committee members. In addition, the outside members of the compensation committee review all executive officers’ compensation, taking into consideration non-binding recommendations from both our CEO and non-outside compensation committee members.

2011 Company Performance. In considering executive compensation, the compensation committee takes into account our financial performance. Although credit costs continued to negatively impact our earnings in 2011, we began to see improvement in our credit metrics during the second half of the year. Our net income to common shareholders increased 21% to $41,124,000 or $0.96 per diluted share, in 2011, as compared to $33,934,000 or $0.85 per diluted share in 2010. Our return on average common equity increased to 5.86% in 2011, as compared to 5.22% in 2010 and return on average assets increased to 0.61% in 2011, as compared to 0.52% in 2010.

Although earnings were lower than those reported in pre-recession years, we have consistently reported quarterly net income to common shareholders and continue to distribute earnings in the form of cash dividends each quarter. The compensation committee approved a salary increase matrix for 2012 that was slightly higher than the 2011 salary increase matrix, but still lower than the salary increase matrices for years prior to 2011. In determining the salary increase matrix for 2012, the compensation committee took into consideration continued pressure on net interest margin, projected loan demand and the ratio of current salaries to market survey data. Increases for NEOs for 2012 ranged from $0 to $7,800. Bonuses for the executive officers were slightly higher in 2011 due to improved financial performance.

The compensation committee awards executive bonuses based upon corporate performance and the achievement of specified performance objectives. Target bonuses for 2011 for the NEOs ranged from 25% of base salary for the lowest paid NEO to 50% of base salary for the chief operating officer. Actual payouts were 64% of target as a result of lower net income than what was established for target payouts. In addition to the net income consideration, discretion was applied to each NEO’s actual payout based on each individual’s achievement of work plan objectives. A combined short-term and long-term target incentive of 100% of salary was set for Mr. Knight by the outside members of the compensation committee in January 2011, with payout to be based primarily on the successful transition of his duties to his successor CEO. Other considerations included financial performance, investor relations, strategic planning implementation and regulatory compliance. Based on Mr. Knight’s performance, it was determined in January 2012 that his incentive payout should be 120% of the targeted payout. Along with the performance indicators previously mentioned, the compensation committee also took into consideration Mr. Knight’s dedication to the welfare of the Company as evidenced by his willingness to work one extra year past his previously announced retirement to assist with the transition to our new publicly-traded company status and his assistance in the transition to new leadership.

In order to further align the interests of the employees with the interests of the Company, on September 23, 2010 the Board approved the following stock ownership guideline policy upon recommendation by the compensation committee. The stock ownership guideline policy provides that (i) each director should maintain stock ownership with a fair market value of at least five times his or her annual cash retainer; (ii) the CEO should maintain stock ownership with a fair market value of at least five times base salary; and (iii) other NEOs should maintain stock ownership with a fair market value of at least three times base salary. The stock ownership guideline policy provides that the participants will be allowed five years to achieve this level of stock ownership. All directors, the CEO, CFO and all NEOs meet the minimum level of ownership with the exception of our newly elected directors, Mr. Jahnke and Ms. Taylor, and Mr. Cerkovnik.

Compensation Philosophy. Our general compensation philosophy is designed to link an employee’s total cash compensation with company performance, the employee’s department performance and individual performance. As an employee’s level of responsibility increases, there is a more significant level of pay tied to company performance. The compensation committee believes linking incentive compensation to our performance creates an environment in which our employees are stakeholders in our success and, thus, benefits all shareholders. The compensation committee reviewed the “say-on-pay” voting results and noted that the advisory vote on executive compensation was approved by shareholders with 105,995,219 voting “for,” 97,965 voting “against,” 6,921 abstaining, and 3,220,455 broker non-votes. The Company discourages undue risk-taking by reserving the right to use discretion in the payout of incentives. On November 17, 2011, the Board approved a clawback policy per the compensation committee’s recommendation for all Section 16 reporting officers, including the NEOs. The clawback policy authorizes the Board to recoup all performance-based compensation that was paid during the years affected by a financial restatement or executive misconduct. Based upon the facts and circumstances surrounding the restatement, the Board may also direct the Company to cancel any stock-based awards granted to the individual during that time period and recoup any gains realized during the time period with respect to equity-based awards.

Executive Compensation Policy. Our executive compensation policy is designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers. The compensation committee seeks to achieve these goals by integrating competitive annual base salaries with (a) bonuses based upon corporate performance and the achievement of specified performance objectives, and (b) long-term incentives of stock option and restricted stock awards through our equity compensation plan. The compensation committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for individual performance and success in operations. Long-term compensation, through the award of stock options, time restricted stock and performance restricted stock encourages retention and growth in management stock ownership, which leads to increased management commitment to our long-term performance and success. Awards of performance restricted stock help drive performance, which rewards both the executives and the shareholders.

The compensation committee performed a comprehensive review of our executive compensation in 2011 utilizing the Equilar subscription service to obtain proxy data on a custom peer group composed of the following banks: 1st Source Corporation, BancFirst Corporation, Banner Corporation, Chemical Financial Corporation, Columbia Banking System Inc., Cullen Frost Bankers Inc., First Busey Corporation, First Financial Bancorp, First Midwest Bancorp, Inc., Glacier Bancorp, Inc., Heartland Financial USA, Inc., International Bancshares Corporation, Old National Bancorp, Park National Corporation, Prosperity Bancshares Inc., Sterling Financial Corporation, Trustmark Corporation, UMB Financial Corporation, Umpqua Holdings Corporation, United Community Banks Inc., and WesBanco Inc. Changes to

the peer group from the previous year included the removal of First State Bancorporation, Amcore Financial, Inc., Hancock Holding Company, Whitney Holding Corporation and the addition of Chemical Financial Corporation, First Financial Bancorp., WesBanco Inc. and BancFirst Corporation. The compensation committee also engaged the services of Pearl Meyer & Partners, a leading compensation consulting firm, to assist with the review and to provide competitive market data for a comparable group of banks. Pursuant to the terms of its engagement, the consulting firm reported directly to the compensation committee. The compensation committee targets market competitive (50th percentile) base pay, incentives and total cash compensation within the peer group.

Relation of Compensation Policies and Practices to Risk Management. After reviewing our compensation philosophy and our executive compensation policy and programs, the compensation committee concluded that our executive incentive and other compensation programs do not encourage or promote unnecessary or excessive risk-taking behavior by executive officers that could threaten the value of our Company. We do not believe that our current compensation policies and practices, which are applicable to executive officers and all other employees, create risks that are reasonably likely to have a material adverse effect on us.

Role of Executive Officers in Compensation Decisions

The outside members of the compensation committee make all compensation decisions related to the CEO and approve equity awards for all of our elected officers with non-binding recommendations from the non-outside members. The CEO also makes non-binding recommendations for all performance-based compensation and equity-based compensation of the other executive officers. Decisions regarding the non-equity compensation of executive officers are reviewed and evaluated by the compensation committee, with input from the CEO. The CEO reviews the performance of the executive officers annually. Conclusions and recommendations based on these reviews, including salary adjustments and annual award amounts, are presented to the compensation committee. The compensation committee may exercise its discretion in accepting, rejecting or modifying recommended awards or salary adjustments.

2011 Executive Compensation Components

For the fiscal year ended December 31, 2011, the principal components of compensation for the NEOs were:

•	base salary;

•	short-term incentive bonuses;

•	long-term equity incentive compensation; and

•	perquisites and other personal benefits.

Base Salary. The outside members of the compensation committee approved the 2011 base salary of the CEO and ratified the 2011 compensation of other executive officers, including the NEOs, as recommended by the CEO. In approving or ratifying the base salary of each executive officer, the compensation committee relied on the executive compensation review done by Pearl Meyer & Partners and a review of the proxy data from our custom peer group defined above. The compensation committee targets base salary at the 50th percentile of market. Increases in base salary were based upon a merit matrix increase table using a combination of the executive salary relative to the custom peer group market value of comparable executives and the level of achievement of the following individual performance objectives: development and implementation of strategic succession planning and profitability initiatives, management of investor relations, achieving profit goals, managing risk and compliance, interaction with the Board, providing educational and development opportunities for specific employees, and community leadership. For 2011, the merit matrix increase table was based on a 1% midpoint increase for an executive who is meeting performance expectations.

Short-term Incentive Compensation. Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to company performance for the year. For 2011, the NEOs had targeted bonus amounts ranging from 25% to 50% of their base salaries. The varying percentages reflect the compensation committee’s belief that, as an executive officer’s duties and responsibilities increase, the officer will be increasingly rewarded for our performance. Actual payout is determined based on the level of net income for the year and the level of achievement of their individual work plan objectives. Actual 2011 bonus payouts ranged from 16% to 29% of their base salaries due to the Company’s lower level of earnings.

Long-term Equity Incentive Compensation. Long-term equity incentive compensation encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our Company through stock option grants and restricted stock awards, thereby aligning their interests with those of our shareholders. In 2011, the outside members of the compensation committee targeted long term incentives for Mr. Moore, Mr. Garding and Ms. Castle at 50% of current salary with 40% of these amounts to be in performance restricted stock, 30% in time restricted stock, and 30% in non-qualified stock options. Long term incentives for Mr. Cerkovnik were targeted at 17% of current salary with 50% awarded in stock options and 50% in time restricted stock. The actual number of options was established using the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10-year life. The performance restrictions on the performance restricted stock are based on the three-year ROA (return on asset) and the three-year ROE (return on equity) average of our Company compared to the SNL Financial, or SNL, index of bank holding companies with total assets between $4.0 billion and $12.0 billion measured as of September 30, 2013 using the previous 12 quarters. The threshold for vesting is the 51st percentile of the SNL index where 50% of the shares vest, 75% of the shares vest at the 61st percentile, 100% of the shares vest at the 71st percentile, 115% of the shares vest at the 81st percentile and 125% of the shares vest at the 91st percentile.

The value of the long term incentive granted under our equity compensation plan to our NEOs as well as to certain other officers was based primarily on the individual’s ability to influence our long-term growth and profitability. The compensation committee believes a mix of long term incentive vehicles affords a desirable long-term compensation method because it closely aligns the interest of management with shareholder value. The equity compensation plan assists us by:

•	enhancing the link between the creation of shareholder value and long-term executive incentive compensation;

•	providing an opportunity for increased equity ownership by executives; and

•	maintaining competitive levels of total compensation.

All awards under our equity compensation plan are made at an exercise price equal to the closing price as quoted on NASDAQ for the last market trading day prior to the date of the award of the underlying common stock. Dollar values of the annual awards of long term incentives to executives have historically been approved at the compensation committee’s regularly scheduled meeting in January with the date of the awards specified at that time.

Other Compensation. We provide our NEOs with other compensation that the compensation committee believes is reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee annually reviews the levels of other compensation provided to NEOs.

The NEOs are provided participation in the plans and programs described herein and health and group life and disability insurance. Additional benefits offered to the NEOs may include some or all of the following: individual life insurance as described below under “—Endorsement Split Dollar Benefit,” payment of social club dues, dividends on unvested restricted stock, and use of a company automobile. Company paid individual long term disability policies were discontinued in July of 2010.

Retirement and Related Plans. We maintain a profit sharing plan for all non-temporary employees. Contributions are made on a quarterly basis as authorized by the Board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our profit sharing plan under a 401(k) feature, and we make limited matching contributions with respect to such deferrals. We also sponsor a healthcare plan for active employees, retirees, and directors who meet certain requirements.

Compensation of Chief Executive Officer. For the fiscal year ended December 31, 2011, we paid Lyle R. Knight, CEO, a salary of $554,089. The outside members of the compensation committee reviewed all components of the CEO’s compensation, including salary, bonus, equity incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the CEO and cost to us of all perquisites and other personal benefits and the earnings and accumulated payout obligations under our deferred compensation plan. In 2011, the outside members of the compensation committee approved a target performance incentive payout of 100% of salary with actual payout to be determined in January 2012. Actual payout was based on Mr. Knight’s ability to prepare the company and the executive team for succession following his retirement in April 2012 along with the achievement of his various work plan objectives. In 2009, Mr. Knight was awarded a two-year performance award with a calculated value of 100% of base salary at the time of the award. Half of the award contained a performance restriction based on our average two-year ROA measured as of December 31, 2010 compared to the SNL index of bank holding companies with total assets between $4.0 billion and $12.0 billion. The threshold for vesting was the 61st percentile, where 75% of the shares would vest, with 100% vesting at the 71st percentile, 115% vesting at the 81st percentile and 125% vesting at the 91st percentile. The result was 75% vesting of the award based on our ROA percentile rank falling between the 61st and 70th percentile. The other half of the award contained a performance restriction based on six strategic factors which would vest at the discretion of the outside members of the compensation committee based on their determination of Mr. Knight’s performance through December 31, 2010. At their January 2011 meeting, it was determined by the outside members of the compensation committee that all six of the strategic factors of this performance restricted award had been sufficiently met, resulting in 100% vesting.

Mr. Knight’s compensation package was determined to be reasonable by the compensation committee based on their review of our peers’ executive total compensation data. Mr. Knight’s compensation package, including bonus, was higher than those granted to our other executives in recognition of his responsibilities and his performance in his position. In establishing Mr. Knight’s compensation package, the following work plan objectives were among those reviewed: continuation of succession planning, successful development and implementation of strategic initiatives, investor relations, achieving profit plan goals, risk management, regulatory compliance, and community visibility.

As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless certain conditions are met. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes.

Employment Contracts

We do not currently have employment agreements with any of our executive officers.

Endorsement Split Dollar Benefit

We have obtained life insurance policies covering three of the NEOs. Under these policies, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the selected executive officers whereby a portion of the policy death benefit is payable to their designated beneficiary. The endorsement split dollar agreement will provide post retirement coverage for those selected key officers meeting specified retirement qualifications. We have entered into this type of endorsement split dollar agreement with the following NEOs: Lyle R. Knight, Terrill R. Moore and Edward Garding.

We have obtained an additional life insurance policy covering selected officers of the Bank. Under this policy, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the insured officers whereby $100,000 of the policy death benefit is payable to their designated beneficiary if they are employed by us at the time of death. We have entered into this type of endorsement split dollar agreement with the following NEOs: Lyle R. Knight, Terrill R. Moore and Edward Garding.

Equity Compensation Plans

Stock options, restricted stock and common stock issued under our equity compensation plans prior to March 23, 2010 are for shares of our Class B common stock. Awards of stock options, restricted stock and common stock issued under our equity compensation plan on or after March 23, 2010 are for shares of our Class A common stock.

2006 Equity Compensation Plan. Our 2006 equity compensation plan is an omnibus equity compensation plan pursuant to which we may grant equity awards to our directors, officers and other employees. The 2006 plan (1) consolidates into one plan the benefits available under the following equity compensation plans previously adopted: (A) our 2001 stock option plan; (B) our 2004 restricted stock award plan; (C) our director stock compensation plan; and (D) our officer stock benefit plan; and (2) provides additional benefits as contained in the plan.

The 2006 plan does not increase the number of shares of common stock that were available for awards under the prior plans. The prior plans continue with respect to awards made previously under such plans.

The 2006 Plan contains the following important features:

•	The initial number of shares of common stock reserved under the 2006 plan is 3,000,000, which was approximately 9.2% of our common stock outstanding at the time of shareholder approval.

•	Awards under the 2006 plan are subject to broad discretion by the compensation committee administering the plan.

•

Stock options must be granted at an exercise price that is not less than the fair market value of the common stock on the date of grant. Fair market value is the closing price as quoted on NASDAQ for the last market trading day prior to the date of grant. Stock options granted under the 2006 plan will be nonqualified stock options that have terms of not more than ten years.

•	There is no fixed term for the 2006 plan and the 2006 plan continues in effect until terminated by the Board.

The purpose of the 2006 plan is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The 2006 plan is designed to provide us with flexibility to select from among various equity-based compensation methods and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.

The 2006 plan permits awards of stock options, restricted stock and other stock awards. All awards made under the 2006 plan after the public offering of our Class A common stock will be in shares of Class A common stock. Participants include any person who is designated by the Board to receive one or more benefits under the 2006 plan. Awards are generally made to executive officers in the first quarter of each year. In February 2011, we made the following awards of performance restricted stock, subject to vesting based on ROA and ROE performance compared to the SNL index of bank holding companies with total assets between $4.0 billion to $12.0 billion measured as of September 30, 2013 using the previous 12 quarters: 1,881 ROA shares and 1,881 ROE shares to Mr. Moore; 2,112 ROA shares and 2,112 ROE shares to Mr. Garding; and 1,690 ROA shares and 1,690 ROE shares to Ms. Castle. In addition, in February 2011, we made the following awards of time restricted stock, which vest 1/3 on each anniversary date: 2,823 shares to Mr. Moore; 3,168 shares to Mr. Garding; 957 shares to Mr. Cerkovnik; and 2,535 shares to Ms. Castle. In addition, in February 2011 we made the following awards of stock options, which vest 1/3 on each anniversary date: 9,344 shares to Mr. Moore; 10,489 shares to Mr. Garding; 3,170 to Mr. Cerkovnik; and 8,391 shares to Ms. Castle.

Deferred Compensation Plans

In 2006, we restated our principal deferred compensation plan that was established for the benefit of a select group of management and highly compensated employees. The purpose of the restatement was (1) to amend the plan to comply with Section 409A of the Internal Revenue Code and related guidance issued before the adoption of the restatement and (2) to merge into the plan another previously administered nonqualified deferred compensation plan known as the executive nonqualified deferred compensation plan. The restated plan allows eligible employees, as determined by our Board or compensation committee, and eligible directors to defer a portion of base salary, bonus or director fees subject to certain maximums as set forth by the plan administrator. We make discretionary contributions on behalf of the executive officer participants for 401(k) plan matching contributions and profit sharing contributions in excess of Internal Revenue Code limitations. Other contributions on behalf of a participant may be made at the discretion of the Board. The deferral account of each participant is credited or debited with investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Deferral accounts are distributed based on each participant’s election. The distribution elections are all made in accordance with Section 409A and may be lump sums or annual installments over a period of years.

Report of the Compensation Committee of the Board of Directors

The compensation committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Charles E. Hart	Terry W. Payne	Michael J. Sullivan
Sandra A. Scott Suzor	Teresa A. Taylor

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Prior to March 2010, James R. Scott, Randall I. Scott, Thomas W. Scott and Sandra A. Scott Suzor served on our compensation committee. Thomas W. Scott serves as chairman of the Board and James R. Scott serves as vice chairman of the Board, for which they are compensated as described in the “—Compensation of Executive Officers – Director Compensation” table and accompanying narratives included below.

Each of James R. Scott, Randall I. Scott, Thomas W. Scott and Sandra A. Scott Suzor has a 2.4% ownership interest in Scott Family Services, Inc., or SFS, which provides professional services that benefit us and the Scott family. In addition, James R. Scott and Randall I. Scott serve as chairman and vice chairman of the board of directors of SFS, respectively. Thomas W. Scott is the owner of Aerotomas LLC, an entity that leases an aircraft to us and to whom we lease facilities and pilot services. Terry W. Payne is chairman and part-owner of Payne Financial Group, Inc., an insurance agency that provides insurance for us. In addition, Mr. Payne made payments to us pursuant to interest guaranty and collateral pledge agreements related to the loans of an unrelated third party borrower and purchased real property from us during 2011. For additional information on these relationships and related transactions, see “—Certain Relationships and Related Transactions” below.

None of our executive officers served as a member of the compensation committee or as a director of any other company, one of whose executive officers served as a member of the compensation committee of the Board or as a director of ours during 2011.

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2011, 2010, and 2009. When approving total compensation for each of the NEOs, the compensation committee considers compensation paid to similarly situated executives in similarly sized financial institutions.

Name and Principal Position	Year	Salary	Bonus	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation		All Other Compensation ($)(3)		Total
		($)	($)			($)				($)
Lyle R. Knight	2011	$554,089	$—	$—	$—	$664,908	(4)	$83,451	(5)	$1,302,448
President & Chief	2010	553,459	166,227	—	—	—		63,559	(5)	783,245
Executive Officer	2009	544,677	207,442	529,993	—	—		70,970	(5)	1,353,082
Terrill R. Moore	2011	267,240	69,000	93,507	40,086	—		30,471	(6)	500,304
Exec. Vice President &	2010	266,837	64,138	91,620	28,829	—		27,979	(6)	479,403
Chief Financial Officer	2009	261,385	79,648	88,804	6,176	—		28,455	(6)	464,468
Edward Garding	2011	341,083	100,000	104,966	44,998	—		41,048	(7)	632,095
Exec. Vice President &	2010	278,424	81,000	91,020	28,592	—		26,113	(7)	505,149
Chief Operating Officer	2009	259,385	79,040	88,208	6,128	—		28,395	(7)	461,156
Robert M. Cerkovnik	2011	162,954	26,000	13,589	13,599	—		14,467	(8)	230,609
Vice President &	2010	144,652	23,833	6,660	4,914	—		13,249	(8)	193,308
Chief Credit Officer	2009	NA	NA	NA	NA	—		NA	(8)	NA
Julie G. Castle	2011	101,866	—	83,993	35,997	—		9,954	(9)	231,810
President, First Interstate	2010	233,191	57,600	78,840	24,752	—		19,130	(9)	413,513
Bank Wealth Management	2009	223,846	68,400	73,531	5,107	—		229,558	(9)	600,442

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. Amounts reported in the Stock Awards column include a combination of time and performance restricted shares. Mr. Knight was granted two awards of 14,228 shares each of performance restricted stock in 2009. Each award was valued at $18.63 per shares on the date of grant. One of the awards vested based on achievement of qualitative performance goals and required re-measurement at the end of each reporting period. These shares were valued at $15.24 per share as of December 31, 2010 and became 100% vested in 2011 at $13.74 per share. The second 2009 award of performance restricted shares to Mr. Knight vested based on achievement of pre-defined financial performance metrics. As of December 31, 2010, it was determined that only 75% of these shares would vest and 25% of the shares awarded were cancelled at that time. The remaining uncancelled shares vested in 2011 at $14.69 per share. Mr. Moore was awarded 2,040 shares of time restricted and 2,728 shares of performance restricted stock in 2009; 2,616 shares of time restricted and 3,492 shares of performance restricted stock in 2010; and 2,823 share of time restricted stock and 3,762 shares of performance restricted stock in 2011 and Mr. Garding was awarded 2,028 shares of time restricted and 2,708 shares of performance restricted stock in 2009; 2,604 shares of time restricted and 3,464 shares of performance restricted stock in 2010; and 3,168 shares of time restricted and 4,224 shares of performance restricted stock in 2011. As of December 31, 2011, it was determined that the Company would not meet the performance metrics required for vesting of the 2009 performance restricted share awards. As such, 2,728 performance restricted shares award to Mr. Moore and 2,708 performance restricted shares awarded to Mr. Garding were cancelled as of December 31, 2010. Mr. Cerkovnik was awarded 444 shares of time restricted stock in 2010 and 957 shares of time restricted stock in 2011. Ms. Castle was awarded 1,692 shares of time restricted and 2,256 shares of performance restricted stock in 2009; 2,256 shares of time restricted and 3,000 shares of performance restricted stock in 2010; and 2,535 shares of time restricted and 3,380 shares of performance restricted stock in 2011. The value included for the performance shares in the above table is based on average ROA performance at the 71st to 80th percentile of the SNL index defined earlier for the 2009 and 2010 awards and both ROA and ROE performance at this percentile for the 2011 awards. The maximum vesting for the performance awards is 125% of the shares if average ROA performance is at or above the 91st percentile of the SNL index defined earlier for the 2009 and 2010 awards and both ROA and ROE for the 2011 awards. The 2009 equity-based awards were valued at $18.63 per share as of the grant date; the 2010 equity-based awards were valued at $15.00 per share as of the grant date; and the 2011 equity-based awards were valued at $14.20 per share as of the grant date. See also Footnote 9 below for information regarding the cancellation of awards to Ms. Castle.

(2)

The amounts reported reflect the aggregate grant date fair value for the periods presented computed in accordance with FASB ASC Topic 718. For information and assumptions related to the calculation of these amounts, see Notes 1 and 18 of the Notes to Consolidated Financial Statements included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2011.

(3)

The amounts shown reflect for each NEO: contributions by us to our qualified profit sharing and employee savings plans under Section 401(k) of the Internal Revenue Code of 1986, as amended; contributions by us to our nonqualified deferred compensation plan; imputed income from our split dollar life insurance plans; “gross up” amounts to cover taxes on the imputed income from the split dollar life insurance plans and premiums paid by us for individual long-term disability insurance and dividends on unvested restricted stock. The amounts do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(4)

A target incentive of 100% of salary was set for Mr. Knight by the compensation committee in January 2011 with payout to be based primarily upon the successful transition of his duties to his successor CEO. Other considerations included financial performance, investor relations, strategic planning implementation and regulatory compliance. Based on Mr. Knight’s performance, it was determined in January 2012 that his incentive payout should be 120% of the targeted payout. Along with the performance indicators previously mentioned, the compensation committee also took into consideration Mr. Knight’s dedication to the Company as evidenced by his willingness to work one extra year past his previously announced retirement to assist with the transition to our new publicly-traded company status and to provide his assistance in the transition to new leadership.

(5)

The amounts in the All Other Compensation column for Mr. Knight also reflect income from the personal use of a company vehicle, medical expenses paid outside of the group health plan, and 401(k) match and profit sharing dollars over the Internal Revenue Service, or IRS, compensation limit.

(6)	The amounts in the All Other Compensation column for Mr. Moore also include amounts paid by us for social club dues and 401(k) match and profit sharing dollars over the IRS compensation limit.
(7)

The amounts in the All Other Compensation column for Mr. Garding also reflect income from the personal use of a company vehicle and amounts paid by us for 401(k) match and profit sharing dollars over the IRS compensation limit.

(8)

Mr. Cerkovnik became an executive officer in September 2010. Amounts in the table for 2010 reflect his compensation for the entire 2010 year. Although Mr. Cerkovnik was employed by us in 2009, he was not an executive officer at such time. The amounts in the All Other Compensation column for Mr. Cerkovnik also include amounts paid by us for social club dues.

(9)

Ms. Castle resigned in May 2011. As a result of Ms. Castle’s resignation, 13,700 of unvested options, 8,636 of unvested performance restricted shares and 4,603 of unvested time restricted shares were forfeited. The total fair value of these forfeited equity awards was $258,289. The amounts in the All Other Compensation column for Ms. Castle include amounts paid by us for 401(k) match and profit sharing dollars over the IRS compensation limit. Amounts in the All Other Compensation column for Ms. Castle in 2009 also includes $175,455 for home maintenance and carrying costs pursuant to a home sale and relocation agreement between us and Ms. Castle and amounts paid under the agreement to cover a portion of the loss realized by Ms. Castle on the sale of her home, which occurred in July 2009.

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Grants of Plan Based Awards in 2011

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
			Threshold (#)(1)	Target (#)(2)	Maximum (#)(3)	Units (#)(4)	Options (#)	Awards ($/Sh)	Awards ($)
Terrill R. Moore	2/11/2011	1/26/2011	—	—	—	2,823	—	NA	$40,087
	2/11/2011	1/26/2011	1,881	3,762	4,703	—	—	NA	53,420
	2/11/2011	1/26/2011	—	—	—	—	9,344	$14.20	40,086
Edward Garding	2/11/2011	1/26/2011	—	—	—	3,168	—	NA	44,986
	2/11/2011	1/26/2011	2,112	4,224	5,280	—	—	NA	59,981
	2/11/2011	1/26/2011	—	—	—	—	10,489	$14.20	44,998
Robert M. Cerkovnik	2/11/2011	1/26/2011	—	—	—	957	—	NA	13,589
	2/11/2011	1/26/2011	—	—	—	—	3,170	$14.20	13,599
Julie G. Castle	2/11/2011	1/26/2011	—	—	—	2,535	—	NA	35,997
	2/11/2011	1/26/2011	1,690	3,380	4,225	—	—	NA	47,996
	2/11/2011	1/26/2011	—	—	—	—	8,391	$14.20	35,997

(1)

This represents the threshold payout of 50% of target on the performance restricted shares awarded, half of which are based on ROA and the other half on ROE. In order to receive this threshold payout, the Company’s future three-year ROA/ROE must be at the 51st percentile or above when compared to the SNL index of commercial banks with total assets between $4.0 billion and $12.0 billion.

(2)

This represents the target payout of 100% of target on the performance restricted shares awarded, half of which are based on ROA and the other half on ROE. In order to receive this payout, the Company’s future three-year ROA/ROE must be at the 71st percentile or above when compared to the SNL index of commercial banks with total assets between $4.0 billion and $12.0 billion. Dividends are paid on these shares at the same time and same rate as dividends are paid to other shareholders.

(3)

This represents the maximum payout of 125% of target on the performance shares awarded, half of which are based on ROA and the other half on ROE. In order to receive this payout, the Company’s future three-year ROA/ROE must be at the 91st percentile or above when compared to the SNL index of commercial banks with total assets between $4.0 billion and $12.0 billion.

(4)

This represents the shares of time restricted stock that vest at a rate of 33% each year through February 11, 2014, contingent on continued employment through age 65 at which time there is no longer any risk of forfeiture. Dividends are paid on these shares at the same time and same rate as dividends are paid to other shareholders.

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Outstanding Equity Awards at 2011 Fiscal Year-End

					Stock Awards
	Option Awards					Market	Equity Incentive Plan Awards; Number of	Equity Incentive Plan Awards; Market Value or Payout Value
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Value of Shares or Units of Stock That Have Not Vested ($)	Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lyle R. Knight	14,000	—	$11.25	11/14/2012
	50,000	—	11.25	1/29/2013
	50,000	—	12.37	2/4/2014
	60,000	—	13.87	2/3/2015
	60,000	—	17.00	1/26/2016
	72,400	—	20.62	1/25/2017
	72,400	—	20.87	2/15/2018
Terrill R. Moore	8,000		10.50	2/1/2012	5,247	$68,368	4,500	$58,635
	16,000	—	11.25	1/29/2013
	16,000	—	12.37	2/4/2014
	18,000	—	13.87	2/3/2015
	18,000	—	17.00	1/26/2016
	18,000	—	20.62	1/25/2017
	18,000	—	20.87	2/15/2018
	4,066	2,034	15.25	5/15/2019
	2,112	4,224	15.00	2/12/2020
	—	9,344	14.20	2/14/2021
Edward Garding	18,000	—	13.87	2/3/2015	5,580	72,707	4,710	61,371
	18,000	—	17.00	1/26/2016
	18,000	—	20.62	1/25/2017
	18,000	—	20.87	2/15/2018
	4,034	2,018	15.25	5/15/2019
	2,094	4,190	15.00	2/12/2020
	—	10,489	14.20	2/14/2021
Robert M. Cerkovnik	4,000	—	11.25	1/29/2013	1,253	16,327	—	#
	4,000	—	12.37	2/6/2014
	4,000	—	13.87	2/3/2015
	3,600	—	17.00	1/26/2016
	3,600	—	20.62	1/25/2017
	3,200	—	20.87	2/15/2018
	1,386	694	15.25	5/15/2019
	360	720	15.00	2/12/2020
	—	3,170	14.20	2/14/2021

(1)

All options granted in 2009, 2010, and 2011 vest at a rate one-third upon each anniversary of the grant date. All options granted prior to 2009 vest at a rate of 25% upon grant and 25% each year thereafter.

(2)	Represents unvested time restricted stock which at original issuance vested at a rate of one-third each year, contingent on continued employment.
(3)

Represents the threshold number of performance restricted shares that are expected to vest December 31, 2012 or December 31, 2013 based upon achievement of specified performance conditions and continued employment.

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Terrill R. Moore	8,000	$6,960	1,552	$21,618
Edward Garding	13,200	55,308	1,544	21,506
Robert M. Cerkovnik	8,400	16,328	148	2,019
Julie G. Castle	—	—	1,316	18,322

(1)

The amount in the Value Realized On Exercise column reflects the difference between the stock option exercise price and the closing price of the stock on the day prior to exercise multiplied by the number of shares acquired.

(2)	The amount in the Value Realized On Vesting column reflects the closing price of the stock on the day prior to lapse multiplied by the number of shares vesting.

Nonqualified Deferred Compensation

Pursuant to our nonqualified deferred compensation plan described above under “—Deferred Compensation Plans,” certain executives, including the NEOs, may defer a portion of base salary and bonus. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned in the following year.

Earnings depend on the performance of the specific mutual funds in which the executive invests. Benefits under the plan are generally not paid until the beginning of the year following retirement or termination. Benefits can be received either as a lump sum payment or in annual installments based on the executive’s election made at least one year prior to retirement.

The table below sets forth nonqualified deferred compensation for our NEOs in 2011:

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)
Lyle R. Knight	$163,069	$21,794	$(12,603)	$—	$2,628,710
Terrill R. Moore	22,985	1,536	4,252	—	448,834
Edward Garding	—	5,735	160	—	12,279
Julie G. Castle	26,132	1,463	(5,918)	(88,647)	184,820

(1)

The amounts in the Executive Contributions in Last Fiscal Year column are included as salary and/or bonus for each of the NEOs in the Summary Compensation table in the year the contribution was earned.

(2)

The amounts in the Registrant Contributions in Last Fiscal Year column are included as salary and/or bonus for each of the NEOs in the Summary Compensation table in the year the contribution was earned.

Potential Payments upon Termination or Change of Control

The amount of compensation payable to the NEOs upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executives is explained below. The amounts shown assume that such termination was effective as of December 31, 2011 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of separation.

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment is terminated, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	salary;

•	grants and awards received under our equity compensation plan, subject to the vesting and other terms applicable to such grants and awards;

•	amounts contributed and vested under our profit sharing plan and deferred compensation plan; and

•	unused paid time off.

At its discretion, the Board may authorize payment of a bonus on a pro rata or other basis, if at all. The Board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts of applicable salaries, stock options, restricted stock awards, bonuses and deferred compensation for the most recent fiscal year ended December 31, 2011 are contained in the various tables above.

Severance Payments

Except for the benefits listed under the heading “—Payments Made Upon Termination” above, the NEOs are not entitled to any other severance benefits.

Payments Made Upon Retirement

In the event of retirement, the NEOs would be entitled to the benefits listed under the heading “—Payments Made Upon Termination” above.

Payments Made Upon Death

In the event of death, in addition to the benefits listed under the heading “—Payments Made Upon Termination” above, the estates or other beneficiaries of the NEOs are entitled to receive benefits under our group life insurance plan equal to the lesser of (1) 2.5 times their respective base salary or (2) $300,000. For all NEOs, the applicable amount would be $300,000. Under our split-dollar plan, additional benefits are available to the estates or other beneficiaries of Mr. Knight, Mr. Moore and Mr. Garding equal to the lower of the net insurance amount or three times their respective base salary as follows: Mr. Knight, $1,637,000; Mr. Moore, $801,720; and Mr. Garding, $795,600.

Payments Made Upon Disability

In the event of disability, in addition to the benefits listed under the heading “—Payments Made Upon Termination” above, the NEOs are entitled to receive benefits under our group disability plan which generally provides for 60% of pre-disability earnings up to a maximum of $13,000 per month. For Mr. Knight, Mr. Moore, and Mr. Garding, the applicable amount would be $13,000 per month and for Mr. Cerkovnik the applicable amount would be $9,351 per month.

Payments Made Upon a Change of Control

The NEOs are not entitled to any payment resulting from a change in control.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by us with respect to members of the Board.

During 2011, each director, other than Lyle R. Knight, Thomas W. Scott, and James R. Scott, received an annual retainer valued at $27,250 with $12,250 of that being paid in the form of stock or stock options. These amounts were pro-rated for David L. Jahnke who joined the Board in July 2011 and Teresa A. Taylor who joined the Board in January 2012. Directors may elect to receive the cash portion of their annual retainer in the form of cash, common stock or stock options. Each director, other than Lyle R. Knight, Thomas W. Scott, and James R. Scott, received fees of $1,000 per board meeting attended and $750 per committee meeting attended. Committee chairs also received an additional annual retainer valued at $7,500. The target used to establish the number of options granted was the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10 year life. Because there was no established trading market for our stock prior to March 2010, the compensation committee believes using peer group volatility resulted in a more representative value of our stock for compensation purposes over the years.

Thomas W. Scott received an annual retainer of $340,000, paid bi-weekly, for his services as chairman of the Board and James R. Scott received an annual retainer of $305,000 (increased from $275,000 in May 2011), paid bi-weekly, for services as vice chairman of the Board. These retainers were in lieu of all director fees and other retainers described above. The retainer paid to Thomas W. Scott recognizes his work on executive succession planning, assistance provided to Company management in monitoring problem loans and non-performing assets and travel to branch banking offices to meet with and communicate expectations to our advisory boards. The retainer paid to Mr. James R. Scott recognizes his work in providing an interface between the Board and our management, leadership of the Board in capital planning, deployment and the creation of shareholder value, work on Board and executive succession planning and community visibility.

Directors are reimbursed for ordinary expenses incurred in connection with attending board and compensation committee meetings. Directors are also eligible for the group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.

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Director Summary Compensation Table

The table below summarizes the compensation paid by us to directors for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Options Awards ($)(2)	All Other Compensation ($)	Total ($)
Thomas W. Scott	$353,462	$—	$—	$—	$353,462
James R. Scott	293,622	—	—	—	293,622
Lyle R. Knight(3)	—	—	—	—	—
Steven J. Corning	32,000	12,243	—	—	44,243
David H. Crum	17,750	34,742	—	—	52,492
William B. Ebzery	44,750	—	12,247	—	56,997
Charles E. Hart, M.D., M.S.(4)	15,750	27,242	—	37,840	80,832
James W. Haugh	38,750	12,243	—	—	50,993
Charles M. Heyneman	22,000	12,243	—	—	34,243
John M. Heyneman, Jr.	28,500	—	12,247	—	40,747
David L. Jahnke(5)	15,000	9,993	—	—	24,993
Ross E. Leckie	17,750	34,742	—	—	52,492
Terry W. Payne	31,500	12,243	—	—	43,743
Jonathan R. Scott(6)	1,750	—	—	—	1,750
Julie A. Scott	27,000	12,243	—	—	39,243
Randall I. Scott(7)	3,500	—	—	—	3,500
Michael J. Sullivan	37,000	12,243	—	—	49,243
Sandra A. Scott Suzor	23,250	12,243	—	—	35,493
Martin A. White(8)	4,250	12,243	—	—	16,493

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Because of the limited number of stock awards granted to non-employee directors, the number of outstanding stock awards held by the directors at December 31, 2011 was not materially different from the amounts reflected in the relevant footnotes to the Beneficial Ownership Table included herein under the heading “—Security Ownership of Certain Beneficial Owners and Management.”

(2)

The amounts reflect the aggregate grant date fair value, for the periods presented, computed in accordance with FASB ASC Topic 718, all of which were immediately exercisable on the date of grant. For information and assumptions related to the calculation of these amounts, see Notes 1 and 18 of the Notes to Consolidated Financial Statements included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2011. Because of the limited number of stock options granted to non-employee directors, all of which are fully exercisable, the number of outstanding options held by the directors at December 31, 2011 was not materially different from the amounts reflected in the relevant footnotes to the Beneficial Ownership Table included herein under the heading “—Security Ownership of Certain Beneficial Owners and Management.”

(3)	Mr. Knight receives no compensation for serving as a director, but is compensated in his capacity as our president and CEO.
(4)

Mr. Hart received $37,840 pursuant to a deferred compensatory agreement acquired in a business acquisition. The payment is unrelated to his service as a director. For additional information regarding this deferred compensation arrangement, see “—Certain Relationships and Related Transactions” below.

(5)	Mr. Jahnke was appointed as a director in August 2011.
(6)	Mr. Jonathan R. Scott served as a director until January 2011.
(7)	Mr. Randall I. Scott served as a director until January 2011.
(8)	Mr. White served as a director until August 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during the year ended December 31, 2011, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements with the following exceptions:

•

Lyle R. Knight, an executive officer, failed to report on a timely basis the January 26, 2011 tender to the Company of time restricted shares in payment of minimum required income tax withholding. This transaction was subsequently reported on February 7, 2011.

•

Robert M. Cerkovnik, an executive officer, failed to report on a timely basis a February 17, 2011 grant of stock options and time restricted shares. This transaction was subsequently reported on March 30, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features.

Certain of our executive officers and directors and certain entities and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of $44,430,000 as of December 31, 2011, $40,772,000 as of December 31, 2010, and $48,395,000 as of December 31, 2009. New loans and advances on existing loans were $28,134,000 in 2011, $24,007,000 in 2010 and $13,247,000 in 2009, and loan repayments totaled $23,443,000 in 2011, $31,267,000 in 2010 and $10,321,000 in 2009. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us, are allowable under the Sarbanes-Oxley Act of 2002 and do not present other than normal risk of collectability or have other unfavorable features. Additionally, net loans of $1,033,000 in 2011, $363,000 in 2010 and $4,121,000 in 2009 were removed due to changes in related parties from the prior year.

We lease an aircraft from an entity wholly-owned by Thomas W. Scott, the chairman of the Board. Under the terms of the lease, we pay a fee for each flight hour plus certain third-party operating expenses related to aircraft. We paid total fees and operating expenses of $311,000 in 2011, $305,000 in 2010 and $296,000 in 2009 for our use of the aircraft. In addition, we lease a portion of our hanger and provide pilot services to the related entity. We received payments from the related entity of $70,000 in 2011, $63,000 in 2010 and $129,000 in 2009 for aircraft hanger use, pilot fees and reimbursement of certain third-party operating expenses related to Mr. Scott’s personal use of the aircraft.

In conjunction with an acquisition, we assumed certain existing deferred compensatory agreements entered into by the acquired entity prior to acquisition. Under the terms of one such agreement, we are required to make cash payments to Charles E. Hart, one of our directors, for the promotion of growth and development of new business through December 31, 2011. The total amount due under the agreement was fixed prior to the acquisition date at $577,000, with a portion to be paid over four years and the remaining balance of $424,000 due in January 2012. As additional consideration under the agreement, Dr. Hart provided, among other things, a covenant not to compete. Under the terms of the agreement, we made cash payments of $37,840 in each of 2011, 2010 and 2009.

We purchase investor relations and shareholder communication services from SFS in which four greater than 5% shareholders (Homer A. Scott, Jr., Dan S. Scott, Jonathan R. Scott and Randall I. Scott, who is also a director nominee), and six of our directors (Thomas W. Scott, James R. Scott, Charles M. Heyneman, John M. Heyneman, Jr., Sandra A. Scott Suzor and Julie A. Scott), have an aggregate ownership interest of 22.0%, and in which James R. Scott is chairman and Randall I. Scott is the vice chairman. These services facilitate the effective exchange of information with over 70 Scott family beneficial shareholders and include strategic planning, business education and corporate governance consultation for our Scott family directors, employees and shareholders, thereby aligning our mutual interests. Effective January 1, 2010, we entered into a renewable three-year agreement with SFS to receive these services for an annual fee not to exceed $350,000. Either party may terminate the agreement upon ninety days’ written notice. We paid SFS $250,000 in 2011, $337,000 in 2010 and $342,000 in 2009 for services. We also reimburse SFS for certain costs incurred on our behalf, primarily office costs of the Vice Chairman of the Board and the First Interstate BancSystem Foundation. The reimbursements totaled $88,000 in 2010 and $81,000 in 2009. During 2011, we paid these costs directly and no reimbursements were made. In addition, SFS reimburses us for all salaries, wages and employee benefits expenses of its personnel that are incurred by us on behalf of SFS. We received reimbursements of employee costs from SFS of $292,000 in 2011, $315,000 in 2010 and $338,000 in 2009.

We purchase property, casualty and other insurance through an agency in which Terry W. Payne, one of our directors, has a controlling ownership interest. We paid insurance premiums to the agency of $771,000 in 2011, $879,000 in 2010 and $830,000 in 2009.

In addition, during 2010 we entered into an agreement to sell real property to Mr. Payne. The sale closed in 2011 at a sales price of $2,695,000. Prior to entering the agreement, the independent members of the governance & nominating committee approved the transaction after reviewing fully the relationship and proposed terms of the transaction.

During 2009, Mr. Payne entered into an agreement with the Bank, to guarantee the payment of interest through December 31, 2011 on loans between the Bank and an unrelated third party borrower. The interest guaranty agreement was subsequently extended through December 31, 2012. Under the terms of the interest guaranty agreement, Mr. Payne made interest payments to the Bank on behalf of the borrower of $954,000 in 2011 and $487,000 during 2010. No payments were made under the interest guarantee agreement in 2009. In addition, Mr. Payne pledged to the Bank collateral for the loans of the unrelated third party borrower. During 2011, the collateral was liquidated and proceeds of $7,998,000 were applied to the outstanding balances of the loans.

Conflict of Interest Policy

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our code of personal conduct, all employees, including executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for the chief executive officer and senior finance officers, such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and approved by the Board. All of our directors are subject to the Board’s governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest.

On January 28, 2010, the Board adopted a related person transaction policy that is applicable to our executive officers, directors and certain entities and individuals related to such persons. The policy, as amended, generally provides that we will not enter into any transaction or series of transactions in excess of $120,000 with related parties unless such transaction(s) are (1) reviewed after disclosure of the relevant facts and circumstances, including any benefits to the Company and the terms of any comparable products or services provided by unrelated third parties, and (2) determined to be in the best interests of the Company and our shareholders, as approved by the independent directors of our governance & nominating committee. The policy also provides that the chairman of such committee, who is an independent director, has delegated authority to approve such transaction(s) in certain circumstances, subject to ratification by the independent directors. The policy does not apply to loan and credit transactions to directors and executive officers that are covered by Regulation O adopted by the Federal Reserve.

Subsequent to adoption of the related person transaction policy, all of the ongoing related party transactions described above were reviewed and approved by the independent directors of the governance & nominating committee in accordance with the policy.

SHAREHOLDER PROPOSALS

The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2013 annual meeting of shareholders is expected to be held on or about May 23, 2013, and proxy materials in connection with that meeting are expected to be mailed on or about April 9, 2013. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2013 annual meeting of shareholders is December 9, 2012, which is 120 days prior to the anniversary of the mailing date for our proxy materials. Additionally, under the terms of our amended and restated bylaws, shareholders who wish to present an item of business at the 2013 annual meeting must provide notice to the corporate secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to May 23, 2013, which will be the one-year anniversary of our 2012 annual meeting. If we do not receive notice of a shareholder proposal in advance of such date, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for our 2013 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

We know of no matters other than as contained in the Notice of Annual Meeting of Shareholders to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be duly presented.

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2011, which includes our audited financial statements. Written requests for a copy of our Annual Report on Form 10-K should be addressed to Amy Anderson, Assistant Vice President, First Interstate BancSystem, Inc., 401 North 31st Street, PO Box 30918, Billings, Montana 59116-0918.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ CAROL STEPHENS DONALDSON
Carol Stephens Donaldson
Secretary

Billings, Montana

March 30, 2012

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST INTERSTATE BANCSYSTEM, INC.

May 23, 2012

PROXY VOTING INSTRUCTIONS

INTERNET—Access “www.voteproxy.com” and follow the on-screeninstructions. Have your proxy card available when you access theweb page.

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in

COMPANY

NUMBER

the United States or 1-718-921-8500 from foreign countries from anytouch-tone telephone and follow the instructions. Have your proxycard available when you call.

ACCOUNT

NUMBER

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL—Sign, date and mail your proxy card in the envelopeprovided as soon as possible.

IN PERSON—You may vote your shares in person by attendingthe Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxycard are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=40016

-

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00003333333000000000 0

052312

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1.

Election of Directors

Nominees

FOR AGAINST ABSTAIN

(1)

Edward Garding

(2)

David L. Jahnke

(3)

Ross E. Leckie

(4)

James R. Scott

(5)

Randall I. Scott

(6)

Teresa A. Taylor

2.

The ratification of McGladrey & Pullen, LLP as our independent registered accounting firm for 2012.

This proxy, when properly executed, will be voted in the manner directed herein. Ifno such direction is made, this proxy will be voted in accordance with the Board of

Directors’ recommendations.

JOHN SMITH

1234 MAIN STREET

APT. 203

NEW YORK, NY 10038

To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.